Exhibit 99

POTASH CORPORATION OF SASKATCHEWAN INC.

# enriching our world

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

AND MANAGEMENT PROXY CIRCULAR

ANNUAL AND SPECIAL MEETING

MAY 4, 2006

PotashCorp

Helping Nature Provide

Potash Corporation of Saskatchewan Inc.
February 27, 2006
Dear Shareholder:
We are pleased to invite you to join our Board of Directors and senior management team at our 2006 Annual and Special Meeting of Shareholders. The meeting will be held on:

May 4, 2006
10:30 a.m. (local time)
Adam Ballroom
Delta Bessborough
601 Spadina Crescent East
Saskatoon, Saskatchewan, Canada
The items of business to be considered and voted upon at this meeting are set out in the Notice of Annual and Special Meeting and the accompanying Management Proxy Circular. In addition, this meeting provides you, the shareholder, with an opportunity to meet, listen to and ask questions of the people who are responsible for the performance of the Corporation.
Your vote and participation are very important. If you are unable to attend the meeting in person, you can vote by telephone, via the Internet or by completing and returning the enclosed proxy. Please refer to the “Questions and Answers on Voting and Proxies” section of the accompanying Management Proxy Circular for further information.
We will also webcast the meeting at www.potashcorp.com. We encourage you to visit our website at any time before the meeting as it provides useful information about our company.
We look forward to seeing you on May 4, 2006.

Sincerely,

D. J. HOWE	W. J. DOYLE
Board Chair	President and Chief Executive Officer
PCS Tower, Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan Canada    S7K 7G3
LETTER TO SHAREHOLDERS

Notice of Annual and Special Meeting of Shareholders
NOTICE IS HEREBY GIVEN that the Annual and Special Meeting (the “Meeting”) of shareholders of Potash Corporation of Saskatchewan Inc. (the “Corporation”), a corporation organized under the laws of Canada, will be held on:

May 4, 2006
10:30 a.m. (local time)
Adam Ballroom
Delta Bessborough
601 Spadina Crescent East
Saskatoon, Saskatchewan, Canada
for the following purposes:

1.	to receive the consolidated financial statements of the Corporation for the fiscal year ended December 31, 2005 and the report of the auditors thereon;

2.	to elect the Board of Directors for 2006;

3.	to appoint auditors for 2006;

4.	to consider and, if deemed appropriate, adopt, with or without variation, a resolution (the full text of which is reproduced as Appendix B to the accompanying Management Proxy Circular) authorizing the Corporation to implement a new performance option plan, which is attached as Appendix C to the accompanying Management Proxy Circular; and

5.	to transact such other business as may properly come before the Meeting or any adjournments thereof.
DATED at Saskatoon, Saskatchewan this 27th day of February, 2006.

BY ORDER OF THE BOARD OF DIRECTORS

JOSEPH A. PODWIKA
Secretary
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK   CANADA S7K 7G3
NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

Management Proxy Circular
Questions and Answers on Voting and Proxies

1.	Who can I call if I have questions about the information contained in this Management Proxy Circular or require assistance in completing my proxy form?

Georgeson Shareholder Communication Canada, Inc., the Corporation’s proxy solicitation agent, at 1-866-699-2833, for service in English and in French.
2.   Who is soliciting my proxy?

The management of the Corporation. Solicitation of proxies will be primarily by mail, supplemented by telephone or other contact by employees of the Corporation (who will receive no additional compensation), and all such costs will be borne by the Corporation. We have retained the services of Georgeson for the solicitation of proxies in Canada and in the United States. Georgeson’s services are estimated to cost $24,000.
3.   On what am I voting?

Three items:

(1)	the election of directors;

(2)	the appointment of auditors; and

(3)	a resolution authorizing the Corporation to implement a new performance option plan.

The Corporation’s Board of Directors and management recommend that you vote FOR items (1), (2) and (3).
4.   Who is entitled to vote?

Common shareholders as at the close of business on March 13, 2006 (the “Record Date”) or their duly appointed representatives will be entitled to cast a vote.

As at February 27, 2006, 103,651,326 common shares in the capital of the Corporation (the “Shares”) are entitled to be voted at the Meeting.
5.   By when must I vote?

This will depend on the way in which you will be voting:

(1)	If you are a Registered Shareholder planning to attend the Meeting and wish to vote your Shares in person at the Meeting, your vote will be taken and counted at the Meeting.

(2)	If you are a Registered Shareholder and voting using the proxy form, your proxy form should be received at the Toronto office of CIBC Mellon Trust Company by mail or facsimile prior to the commencement of the Meeting, or hand-delivered at the registration table on the day of the Meeting prior to the commencement of the Meeting.

(3)	If you are a Registered Shareholder and voting your proxy by telephone or Internet, your vote should be received by CIBC Mellon Trust Company no later than 11:00 p.m. (Saskatoon time) on Tuesday May 2, 2006.

(4)	If you are a Non-Registered Shareholder and wish to attend the Meeting or vote by proxy, you should refer to Item 11.
Please note that Items 6 to 10 below are only applicable to Registered Shareholders. Non-Registered Shareholders should refer to Item 11 for further information on voting.
6.   How do I vote if I am a Registered Shareholder?

You are a Registered Shareholder if your name appears on your share certificate. The enclosed proxy form indicates whether you are a Registered Shareholder.

You can vote your Shares by proxy or in person at the Meeting if you are a Registered Shareholder:

(1)	By Proxy

There are four ways that you can vote by proxy:

(a)	By Telephone

Call 1-866-271-1207 from your touch-tone phone and follow the instructions (only available to Registered Shareholders resident in Canada or the United States).

You will need the control number located on the enclosed proxy form. You do not need to return your proxy form.
MANAGEMENT PROXY CIRCULAR │ Questions and Answers on Voting and Proxies

(b)	On the Internet

Go to www.eproxyvoting.com/potash and follow the instructions on screen.

You will need the control number located on the enclosed proxy form. You do not need to return your proxy form.

At any time, CIBC Mellon may cease to provide telephone and Internet voting, in which case shareholders can elect to vote by mail, by fax or by attending the Meeting in person, as described below.

(c)	By Mail

By completing, dating and signing the enclosed proxy form and returning same in the envelope provided.

(d)	By Fax

By completing, dating and signing the enclosed proxy form and forwarding same by fax to 1-866-781-3111 (toll-free within Canada and the United States) or 1-416-368-2502 (from any country other than Canada and the United States).

If your Shares are not registered in your name (e.g. if they are held through a bank, trust company, securities broker or other nominee), do not use the above fax number as it is reserved for Registered Shareholders. Instead, use the fax numbers, if any, provided by your nominee. See Item 11(1).

(2)	By Attending the Meeting in Person

If you wish to vote in person at the Meeting, do not complete or return the proxy form.

7.	What if I sign the proxy form as described in this Management Proxy Circular?

Signing the proxy form gives authority to Mr. Dallas J. Howe, Mr. William J. Doyle, Mr. Wayne R. Brownlee or Mr. Joseph A. Podwika, all of whom are either directors or officers of the Corporation, to vote your Shares at the Meeting in accordance with your voting instructions.

A proxy must be in writing and must be executed by you or by your attorney authorized in writing or, if the shareholder is a corporation or other legal entity, by an officer or attorney thereof duly authorized. A proxy may also be completed over the telephone or over the Internet. See Items 6(1)(a) and (b).

8.	Can I appoint someone other than these people to vote my Shares?

Yes. You have the right to appoint some other person of your choice, who need not be a shareholder, to attend and act on your behalf at the Meeting. If you wish to do so, please strike out those four printed names appearing on the proxy form, and insert the name of your chosen proxyholder in the space provided thereon.

You cannot appoint a person to vote your Shares other than our directors or officers whose printed names appear on the proxy form if you decide to vote by telephone or Internet.

It is important to ensure that any other person you appoint is attending the Meeting and is aware that his or her appointment has been made to vote your Shares.

9.	How will my Shares be voted if I vote by proxy?

The persons named in the proxy form must vote or withhold from voting your Shares in accordance with your instructions on the proxy form. In the absence of such instructions, however, your Shares will be voted FOR the election to the Corporation’s Board of Directors of the nominees as described in this Management Proxy Circular and on the proxy form, FOR the appointment of Deloitte & Touche LLP as auditors until the close of the next annual meeting, FOR the resolution authorizing the Corporation to implement a new performance option plan and FOR management’s proposals generally.

10.	If I change my mind, can I take back my proxy once I have given it?

Yes. A shareholder who has voted by proxy may revoke it by voting again in any manner (telephone, Internet, mail or fax). In addition, you may revoke a voted proxy by depositing an instrument in writing (which includes another proxy form with a later date) executed by you or by your attorney authorized in writing with our Corporate Secretary at Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan, Canada, S7K 7G3, at any time up to and including the last business day preceding the date of the Meeting, or any adjournment or postponement thereof or by depositing it with the Meeting chair on the day of the Meeting, or any adjournment or postponement thereof. You may also revoke a proxy in any other manner permitted by law.

Note that your participation in person in a vote by ballot at the Meeting will automatically revoke any proxy previously given by you in respect of business covered by that vote.

11.	How do I vote if I am a Non-Registered Shareholder?

You are a Non-Registered (or Beneficial) Shareholder if your Shares are held through a bank, trust company, securities broker or other nominee.

For most of you, the proxy form or the request for voting instructions sent or to be sent by your nominee indicates whether you are a Non-Registered (or Beneficial) Shareholder.
MANAGEMENT PROXY CIRCULAR │ Questions and Answers on Voting and Proxies

There are two ways that you can vote your Shares if you are a Non-Registered (or Beneficial) Shareholder:

(1) By Providing Voting Instructions to Your Nominee

Your nominee is required to seek voting instructions from you in advance of the Meeting. Accordingly, you will receive, or have already received, from your nominee either a request for voting instructions or a proxy form for the number of Shares you hold.

Every nominee has its own procedures which should be carefully followed by Non-Registered Shareholders to ensure that their Shares are voted at the Meeting. These procedures generally allow voting by telephone, on the Internet, by mail or by fax. Please contact your nominee for instructions in this regard.

If your Shares are not registered in your name, do not use the fax number in 6(1)(d) as this number is reserved for Registered Shareholders.

(2) By Attending the Meeting in Person

If you wish to vote in person at the Meeting, insert your own name in the space provided on the request for voting instructions or proxy form to appoint yourself as proxyholder and follow the instructions of your nominee.

Non-Registered Shareholders who instruct their nominee to appoint themselves as proxyholders should, at the Meeting, present themselves to a representative of CIBC Mellon at the table identified as “Beneficial Shareholders”. Do not otherwise complete the form sent to you as your vote will be taken and counted at the Meeting.

12.	What if amendments are made to these matters or if other matters are brought before the Meeting?

The person named in the proxy form has discretionary authority with respect to amendments or variations to matters identified in the Notice of the Meeting and to other matters which may properly come before the Meeting.

As of the date of this Management Proxy Circular, our management knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the proxy form will vote on them in accordance with their best judgment.

13.	How will the votes be counted?

All matters to be considered at the Meeting will each be determined by a majority of votes cast at the Meeting by proxy or in person. In the event of equal votes, the Meeting chair is entitled to a second or casting vote.
14. How can I contact the transfer agent?

You can contact the transfer agent as follows:

By mail:

CIBC Mellon Trust Company
600 The Dome Tower
333 – 7th Avenue SW
Calgary, Alberta, Canada T2P 2Z1

By telephone:

1-800-387-0825 (toll-free within Canada and the United States)
or 1-416-643-5500 (from any country other than Canada and the United States)

By fax:

1-416-643-5501 (all countries)

By e-mail:

inquiries@cibcmellon.com
Except as otherwise stated, the information contained herein is given as of February 27, 2006. Unless otherwise specified, all dollar amounts are expressed in United States dollars.
MANAGEMENT PROXY CIRCULAR │ Questions and Answers on Voting and Proxies

Business of the Meeting

1.	Financial Statements

The Consolidated Financial Statements for the fiscal year ended December 31, 2005 are included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian securities regulatory authorities.

2.	Nominees for Election to the Board of Directors

The 12 nominees proposed for election as directors of the Corporation are listed beginning on page 7. All are currently directors of the Corporation. All nominees have established their eligibility and willingness to serve as directors. Directors will hold office until the next annual meeting of shareholders of the Corporation or until their successors are elected or appointed.

Unless otherwise instructed, the persons designated in the form of proxy intend to vote for the election of the nominees listed beginning on page 7. If, for any reason, at the time of the Meeting any of the nominees are unable to serve, it is intended that the persons designated in the form of proxy will vote in their discretion for a substitute nominee or nominees.

3.	Appointment of Auditors

Proxies solicited hereby will be voted to reappoint the firm of Deloitte & Touche LLP, the present auditors of the Corporation, as auditors of the Corporation to hold office until the next annual meeting of shareholders of the Corporation, unless the shareholder signing such proxy specifies otherwise.

4.	Adoption of 2006 Performance Option Plan

At the Meeting, shareholders will be asked to consider and, if deemed appropriate, adopt, with or without variation, a resolution (the full text of which is reproduced as Appendix B to this Management Proxy Circular) authorizing the Corporation to implement a new performance option plan, which is attached as Appendix C to this Management Proxy Circular. Unless a proxy specifies otherwise, the persons designated in the form of proxy intend to vote for the resolution to approve the new performance option plan.
MANAGEMENT PROXY CIRCULAR │ Business of the Meeting

Nominees for Election to the Board of Directors
The articles of the Corporation provide that the Board of Directors of the Corporation (the “Board”) shall consist of a minimum of 6 directors and a maximum of 20, with the actual number to be determined from time to time by the Board. The Board has determined that, at the present time, there will be 12 directors.
Proxies solicited hereby will be voted for the following proposed nominees (or for substitute nominees in the event of contingencies not known at present) who will, subject to the bylaws of the Corporation and applicable corporate law, hold office until the next annual meeting of shareholders or until their successors are elected or appointed in accordance with the bylaws or applicable corporate law. In an uncontested election, any nominee for director who fails to receive votes in favor of his or her election representing at least a majority of the votes cast (added together with the votes withheld) shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. Except in extenuating circumstances, it is expected that the Committee will recommend to the Board that the resignation be accepted and effective within a period of 90 days and that the action taken be publicly disclosed. To the extent possible, the Committee and Board members who act on the resignation shall be directors who have themselves received a majority of votes cast.
The following table states the names and ages of all the persons to be nominated for election as directors, all other positions and offices with the Corporation now held by them, their present principal occupation or employment, their business experience over the last five years, the period during which present directors of the Corporation have served as directors and their independence status. The table also discloses the number of Shares and Deferred Share Units beneficially owned by each of them as of February 27, 2006, including Shares over which any such individual has or shares voting or investment power, and the value thereof. Finally, the table discloses the number of Shares deemed to be beneficially owned (as defined).

FREDERICK J. BLESI Director since 2001. Independence Status(1): Independent.	Number of Shares Beneficially Owned Number of Deferred Share Units Held(2) Total Value of Shares Beneficially Owned and Deferred Share Units Held(3) Number of Shares Deemed to be Beneficially Owned	Feb 2005 2,000 5,476 $664,018 16,000(4)	Feb 2006 2,000 6,700 $835,635 11,000(5)
Mr. Blesi, 68, of Glenview, Illinois, U.S.A., is a retired Chairman and Chief Executive Officer of the Phosphate Chemicals Export Association, Inc. (“PhosChem”), principal exporter of U.S. phosphate chemicals. Before joining PhosChem, he was Vice President, International with International Minerals and Chemical Corporation. He is a director of the Evans Scholars Foundation and The Western Golf Association.
Mr. Blesi is a member of the Audit Committee and the Corporate Governance and Nominating Committee.

WILLIAM J. DOYLE Director since 1989. Independence Status (1): Non-independent.	Number of Shares Beneficially Owned Number of Deferred Share Units Held(2) Total Value of Shares Beneficially Owned and Deferred Share Units Held(3) Number of Shares Deemed to be Beneficially Owned	Feb 2005 77,551 0 $6,888,080 893,807 (4)	Feb 2006 77,978 0 $7,489,787 790,490 (5)
Mr. Doyle, 55, of Winnetka, Illinois, U.S.A., is President and Chief Executive Officer of the Corporation. He became President of PCS Sales in 1987, after a career with International Minerals and Chemical Corporation. He is Chairman of The Fertilizer Institute and Potash & Phosphate Institute and Vice Chairman of Canpotex Limited. Mr. Doyle is on the College Board of Advisors at Georgetown University.
Mr. Doyle is a member of the Executive Committee.

MANAGEMENT PROXY CIRCULAR │ Nominees for Election to the Board of Directors

JOHN W. ESTEY Director since 2003. Independence Status (1): Independent.	Number of Shares Beneficially Owned Number of Deferred Share Units Held(2) Total Value of Shares Beneficially Owned and Deferred Share Units Held(3) Number of Shares Deemed to be Beneficially Owned	Feb 2005 2,000 3,953 $528,745 2,000(4)	Feb 2006 2,000 5,577 $727,771 2,000(5)
Mr. Estey, 55, of Glenview, Illinois, U.S.A., is President and Chief Executive Officer of S&C Electric Company. He is a member of the Board of Governors of the National Electrical Manufacturers Association, a director of the Executives’ Club of Chicago and a member of the Dean’s Advisory Board at the Kellogg School of Management at Northwestern University.
Mr. Estey is Chair of the Compensation Committee and a member of the Safety, Health and Environment Committee.

WADE FETZER III Director since 2002. Independence Status(1): Independent.	Number of Shares Beneficially Owned Number of Deferred Share Units Held(2) Total Value of Shares Beneficially Owned and Deferred Share Units Held(3) Number of Shares Deemed to be Beneficially Owned	Feb 2005 3,000 2,428 $482,115 6,000(4)	Feb 2006 4,000 3,121 $683,972 7,000(5)
Mr. Fetzer, 68, of Glencoe, Illinois, U.S.A., is a Retired Partner with the investment banking firm Goldman Sachs. He sits on the boards of Serologicals Corporation, Sphere Communications, Northern Star Broadcasting, University of Wisconsin Foundation and Rush-Presbyterian St. Luke’s Medical Center. He is also on the Kellogg Alumni Advisory Board.
Mr. Fetzer is a member of the Corporate Governance and Nominating Committee and the Compensation Committee.

DALLAS J. HOWE Director since 1991. Independence Status(1): Independent.	Number of Shares Beneficially Owned Number of Deferred Share Units Held(2) Total Value of Shares Beneficially Owned and Deferred Share Units Held(3) Number of Shares Deemed to be Beneficially Owned	Feb 2005 6,000 8,539 $1,291,354 48,400(4)	Feb 2006 8,000 11,043 $1,829,080 46,400(5)
Mr. Howe, 61, of Calgary, Alberta, Canada, is owner and Chief Executive Officer of DSTC Ltd., a technology investment company, and a director of Advanced Data Systems Ltd. and the Saskatchewan Wheat Pool Inc. A director of Potash Corporation of Saskatchewan, the Crown corporation, from 1982 to 1989, he joined the Corporation’s Board in 1991 and was elected Chair in 2003.
Mr. Howe is Board Chair, Chair of the Executive Committee and a member of the Corporate Governance and Nominating Committee.

ALICE D. LABERGE Director since 2003. Independence Status(1): Independent.	Number of Shares Beneficially Owned Number of Deferred Share Units Held(2) Total Value of Shares Beneficially Owned and Deferred Share Units Held(3) Number of Shares Deemed to be Beneficially Owned	Feb 2005 2,000 3,594 $496,859 2,000(4)	Feb 2006 2,000 4,424 $617,025 2,000(5)
Ms. Laberge, 49, of Vancouver, British Columbia, Canada, is a Corporate Director and the former President and Chief Executive Officer of Fincentric Corporation, a global provider of software solutions to financial institutions. She was previously Senior Vice President and Chief Financial Officer of MacMillan Bloedel Limited and is a director of the Royal Bank of Canada, Catalyst Paper, the United Way of the Lower Mainland and St. Paul’s Hospital Foundation.
Ms. Laberge is a member of the Audit Committee and the Safety, Health and Environment Committee.

MANAGEMENT PROXY CIRCULAR │ Nominees for Election to the Board of Directors

JEFFREY J. MCCAIG Director since 2001. Independence Status(1): Independent.	Number of Shares Beneficially Owned Number of Deferred Share Units Held(2) Total Value of Shares Beneficially Owned and Deferred Share Units Held(3) Number of Shares Deemed to be Beneficially Owned	Feb 2005 2,000 5,512 $667,216 28,000(4)	Feb 2006 2,000 6,735 $838,997 28,000(5)
Mr. McCaig, 54, of Houston, Texas, U.S.A., is Chairman and Chief Executive Officer of Trimac Holdings, a bulk trucking and third-party logistics company. Prior to that, he practiced law, specializing in corporate financing and securities. He is a director of Orbus Pharma Inc., The Standard Life Assurance Company of Canada and Stoneham Administration Inc.(6)
Mr. McCaig is a member of the Audit Committee and the Compensation Committee.

MARY MOGFORD Director since 2001. Independence Status(1): Independent.	Number of Shares Beneficially Owned Number of Deferred Share Units Held(2) Total Value of Shares Beneficially Owned and Deferred Share Units Held(3) Number of Shares Deemed to be Beneficially Owned	Feb 2005 4,000 6,587 $940,337 10,000(4)	Feb 2006 4,000 7,307 $1,086,037 10,000(5)
Ms. Mogford, 61, of Newcastle, Ontario, Canada, is a Corporate Director and a former Ontario Deputy Minister of Finance and Deputy Minister of Natural Resources. She is a director of Falconbridge Ltd., MDS Inc. and Sears Canada Inc., and a member of the Altamira Advisory Council. She is a Fellow of the Institute of Corporate Directors (ICD) and an accredited director under the ICD/Rotman School of Business Directors’ Education Program.
Ms. Mogford is the Chair of the Corporate Governance and Nominating Committee and a member of the Audit Committee.

PAUL J. SCHOENHALS Director since 1992. Independence Status(1): Independent.	Number of Shares Beneficially Owned Number of Deferred Share Units Held(2) Total Value of Shares Beneficially Owned and Deferred Share Units Held(3) Number of Shares Deemed to be Beneficially Owned	Feb 2005 2,000 4,410 $569,336 2,000(4)	Feb 2006 2,000 5,430 $713,652 2,000(5)
Mr. Schoenhals, 64, of Calgary, Alberta, Canada, is President and Chief Executive Officer of Enform, a petroleum industry safety and training service. He is a former Member of the Legislative Assembly and Cabinet Minister in Saskatchewan and was Chairman of Potash Corporation of Saskatchewan, the Crown corporation, from 1987 to 1989.
Mr. Schoenhals is the Chair of the Safety, Health & Environment Committee and a member of the Compensation Committee.

E. ROBERT STROMBERG, Q.C. Director since 1991. Independence Status(1): Independent.	Number of Shares Beneficially Owned Number of Deferred Share Units Held(2) Total Value of Shares Beneficially Owned and Deferred Share Units Held(3) Number of Shares Deemed to be Beneficially Owned	Feb 2005 13,877 4,262 $1,611,106 46,277(4)	Feb 2006 15,580 5,137 $1,989,868 47,980(5)
Mr. Stromberg, 64, of Saskatoon, Saskatchewan, Canada, was formerly associated with the Saskatchewan law firm Robertson Stromberg Pedersen. He is a director of NorSask Forest Products Inc. and Hitachi Canadian Industries Ltd. and holds the rank of Honorary Lieutenant-Colonel of the North Saskatchewan Regiment.
Mr. Stromberg is a member of the Executive Committee, the Safety, Health & Environment Committee and the Corporate Governance and Nominating Committee.

MANAGEMENT PROXY CIRCULAR │ Nominees for Election to the Board of Directors

JACK G. VICQ Director since 1989. Independence Status(1): Independent.	Number of Shares Beneficially Owned Number of Deferred Share Units Held(2) Total Value of Shares Beneficially Owned and Deferred Share Units Held(3) Number of Shares Deemed to be Beneficially Owned	Feb 2005 3,186 3,094 $557,790 15,186(4)	Feb 2006 3,186 3,791 $670,141 9,186(5)
Mr. Vicq, 66, of Saskatoon, Saskatchewan, Canada, is Professor Emeritus of Accounting, University of Saskatchewan. He is a past Associate Dean of Commerce at the university and was responsible for the Centre for International Business Studies. He formerly held the A.W. Johnson Distinguished Chair in Public Policy in the Saskatchewan Department of Finance.
Mr. Vicq is the Chair of the Audit Committee and a member of the Executive Committee.

ELENA VIYELLA DE PALIZA Director since 2003. Independence Status(1): Non-independent.	Number of Shares Beneficially Owned Number of Deferred Share Units Held(2) Total Value of Shares Beneficially Owned and Deferred Share Units Held(3) Number of Shares Deemed to be Beneficially Owned	Feb 2005 2,500 3,243 $510,093 2,500(4)	Feb 2006 2,500 4,466 $669,084 2,500(5)
Ms. Viyella de Paliza, 51, of the Dominican Republic, is President of Inter-Quimica, S.A., a chemicals importer and distributor, Monte Rio Power Corp. and Indescorp, S.A. She is President of the Dominican Business Council, a member of the board of the Inter-American Dialogue and Past President of the Dominican Stock Exchange, Dominican Manufacturers Association and the National Agribusiness Board.
Ms. Viyella de Paliza is a member of the Executive Committee and the Safety, Health and Environment Committee.

(1)	See “Director Independence and Other Relationships”.

(2)	See “Compensation/ Attendance of Directors”. Deferred Share Units do not carry any voting rights. The number of Deferred Share Units held by each director has been rounded down to the nearest whole number.

(3)	Based on the price per Share on the NYSE of $88.82 as at February 28, 2005 and $96.05 as at February 27, 2006. The “Total Value of Shares Beneficially Owned and Deferred Share Units Held” as disclosed excludes the value of the additional deemed Shares included in the “Number of Shares Deemed to be Beneficially Owned”.

(4)	The number of Shares indicated above as deemed to be beneficially owned by the nominated directors includes Shares purchasable by such directors within 60 days of February 28, 2005 through the exercise of options granted by the Corporation, as follows: Frederick J. Blesi 14,000 Shares; William J. Doyle 816,256 Shares; Wade Fetzer III 3,000 Shares; Dallas J. Howe 42,400 Shares; Jeffrey J. McCaig 26,000 Shares; Mary Mogford 6,000 Shares; E. Robert Stromberg 32,400 Shares; and Jack G. Vicq 12,000 Shares. No stock options have been granted to the Corporation’s non-employee directors since November 2002.

(5)	The number of Shares indicated above as deemed to be beneficially owned by the nominated directors includes Shares purchasable by such directors within 60 days of February 27, 2006 through the exercise of options granted by the Corporation, as follows: Frederick J. Blesi 9,000 Shares; William J. Doyle 712,512 Shares; Wade Fetzer III 3,000 Shares; Dallas J. Howe 38,400 Shares; Jeffrey J. McCaig 26,000 Shares; Mary Mogford 6,000 Shares; E. Robert Stromberg 32,400 Shares; and Jack G. Vicq 6,000 Shares. No stock options have been granted to the Corporation’s non-employee directors since November 2002.

(6)	Mr. McCaig was a director of TCT Logistics Inc. (“TCT”) from June 2001 to January 2002. In or about January 2002, a receiver was appointed over the business and assets of TCT by a creditor of TCT.
All of the above directors have had the principal occupation described above for the previous five years other than Ms. Laberge, who was Chief Financial Officer of Fincentric Corporation from October 2000 to November 2003 and Chief Executive Officer from December 2003 to June 2005.
Director Independence and Other Relationships
The Board has determined that all of the directors of the Corporation with the exception of Mr. Doyle and Ms. Paliza are independent within the meaning of the “PotashCorp Governance Principles”, National Instrument 58-101 “Disclosure of Corporate Governance Practices” (“NI 58-101”), applicable rules of the SEC and the New York Stock Exchange (“NYSE”) corporate governance rules.
For a director to be considered independent, the Board must determine that the director does not have any material relationship with the Corporation, either directly or indirectly (e.g. as a partner, shareholder or officer of an organization that has a relationship with the Corporation). Directors of the
MANAGEMENT PROXY CIRCULAR │ Nominees for Election to the Board of Directors

Corporation inform the Board as to their relationships with the Corporation and provide other pertinent information pursuant to questionnaires that they complete, sign and certify on an annual basis. As permitted by the NYSE corporate governance rules, the Board has adopted categorical standards to assist it in making determinations of independence. These standards are set out in the “PotashCorp Governance Principles”, the full text of which is available on the Corporation’s website. The independence standards established by the Board are as follows:

1.	A director will not be considered independent if, currently or within the preceding three years, as applicable:

(a)	the director is, or was, an employee or executive officer of the Corporation, including any affiliated entity of the Corporation;

(b)	an immediate family member of the director is, or was, an executive officer of the Corporation, including any affiliated entity of the Corporation;

(c)	the director is, or was, a partner of, employed by or affiliated with any of the Corporation’s present or former internal or external auditors;

(d)	an immediate family member of the director is, or was, a partner of, employed by or affiliated with any of the Corporation’s present or former internal or external auditors as a partner, principal, manager or in any other capacity; or

(e)	an executive officer of the Corporation serves or served on the compensation committee of an entity which, in turn, employs or employed either (i) the particular director as an executive officer or (ii) an immediate family member of such director as an executive officer.

2.	A director will not be considered independent if the director received any direct compensation, or an immediate family member of the director received more than $100,000 in direct compensation, within the past three fiscal years from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service).

3.	A director will not be considered independent if the director has any of the following commercial or charitable relationships:

(a)	the director has served as an executive officer or employee of, or any of his or her immediate family members has served as an executive officer of, another company that makes payments to, or receives payments from, the Corporation for property or services in an amount that, in any one of the three most recent fiscal years, exceeds the greater of (x) $1,000,000 and (y) 2 percent of the annual consolidated gross revenues of the company for which such director, or any of his or her immediate family members, has served as an executive officer (or as an employee in the case of the director); or

(b)	the director has served as an officer, director or trustee of a charitable organization, and the Corporation’s discretionary charitable contributions to that organization exceeds 1.5 percent of that organization’s total annual consolidated gross revenues within any one of the three most recent fiscal years (provided that the Corporation’s matching of employee charitable contributions will not be included in the amount of the Corporation’s contributions for this purpose).

4.	Where a relationship exists as a result of a director who is a limited partner, a non-managing member or who occupies a similar position in an entity that does business with the Corporation, or who has a shareholding in such entity which is not significant, and who, in each case, has no active role in sales to, purchases from, or in providing services to the Corporation and derives no direct material benefit from same, such relationship shall be considered not to be material.
Mr. Doyle is the Chief Executive Officer of the Corporation and is therefore not independent. Mr. Doyle is also Vice Chairman of Canpotex Limited. The Corporation had sales of approximately $577.1 million to Canpotex Limited in 2005.
Ms. Paliza’s father and brother are executive officers of Fertilizantes Santo Domingo, C. por A (“Fersan”), a fertilizer bulk blender and distributor of agrichemicals based in the Dominican Republic, which is a customer of the Corporation. Although representing less than 1% of the Corporation’s consolidated sales in 2005, sales to Fersan exceeded 2% of Fersan’s 2005 consolidated gross revenues. As such, Ms. Paliza does not meet the Corporation’s categorical independence standards which incorporate in relevant part the NYSE corporate governance rules. Ms. Paliza has no direct or indirect interest in the Corporation’s sales to and purchases by Fersan and all such transactions are completed on normal trade terms. Even though she does not meet the aforementioned independence standards, Ms. Paliza provides a valuable contribution to the Board through her industry knowledge and experience and international business perspective.
In determining the independence of its other directors, the Board evaluated business and other relationships that each director had with the Company. In doing so, it determined as immaterial (i) any relationship falling below the thresholds in 3(a) and not otherwise required to be disclosed pursuant to Items 404(a) or (b) of Regulation S-K under the Securities
MANAGEMENT PROXY CIRCULAR │ Nominees for Election to the Board of Directors

Exchange Act of 1934 (the “Exchange Act”), (ii) any relationships falling below the threshold in paragraph 3(b) or covered pursuant to paragraph 4 above, and (iii) any relationship between the Corporation and an entity as to which the director in question has no relationship other than a director thereof.
Although disclosure is required pursuant to the regulations of the SEC under the Exchange Act, the Board also determined the following relationships relating to Mr. Stromberg to not impair his independence.
Mr. Stromberg was associated with the Saskatchewan law firm Robertson Stromberg Pedersen until June 30, 2005. The Corporation retained Robertson Stromberg Pederson in 2005. Total billings for 2005 did not exceed $150,000 and Mr. Stromberg derived no material benefit therefrom. A son of Mr. Stromberg, David Stromberg, is a director and a major indirect shareholder of Micro Oil Inc. (“Micro Oil”), a privately held process oil blender and supplier based in Saskatoon, Saskatchewan. David Stromberg is also the president of Micro Oil. Another son of Mr. Stromberg, Jeffrey Stromberg, is a shareholder of Micro Oil. In 2005 and 2004, purchases in an aggregate amount of approximately Cdn$1,126,147.78 and Cdn$352,000, respectively, were made by the Corporation from Micro Oil. The 2005 purchases totaled $929,625, based on a 2005 average exchange rate of 1.2114, and the 2004 purchases totaled $270,499 based on 2004 average exchange rate of 1.3013. Micro Oil and the Corporation have also entered into a confidentiality agreement relating to the development of oil processes used by the Corporation.
Purchases from Micro Oil are made in the ordinary course of business. Mr. Stromberg has no current relationship with the Robertson Stromberg Pedersen firm and has no interest in the business of his adult sons. Through his prominence in the Saskatchewan business community and his professional qualifications and experience, Mr. Stromberg has been and continues to be a valued member of the Board. His presence on the Board plays no role in the Corporation’s decisions to transact business with Micro Oil or the Robertson Stromberg Pedersen firm. The Corporation has and will continue to make such decisions on the basis of the best interests of the Corporation.
None of the directors of the Corporation serve together on the boards of directors of other companies.
Compensation/Attendance of Directors
Directors of the Corporation who are not also officers or employees, that is all directors other than Mr. Doyle, (the “outside directors”) are compensated through the cash payment of an annual retainer plus other fees and the grant of Deferred Share Units. In 2003, the Board decided to discontinue granting stock options to directors.
Except as set forth below, each outside director receives from the Corporation a retainer at an annual rate of $50,000, a per diem fee of $1,500 for meetings he or she attends (until July 1, 2005 the annual rate of the retainer was $40,000 and the per diem fee was $1,000) and a travel fee of $500 per day where travel is required on a day or days on which a meeting does not occur. Outside directors receive an additional $10,000 per year if they serve as a chair of a Board Committee ($15,000 in the case of the Audit Committee Chair). As of July 1, 2004, all Audit Committee members receive an additional $5,000 per year, with the exception of the Audit Committee Chair. Each outside director who is a member of a Board Committee receives a per diem fee of $1,500 for meetings he or she attends, provided such meetings are not held the same day as a Board meeting. Outside directors are also reimbursed for expenses incurred in discharging their responsibilities. Effective July 1, 2005, Mr. Howe, as Board Chair, receives an annual retainer of $140,000 (until July 1, 2005, his annual retainer was $110,000), but does not receive per diem or travel fees. Director compensation is established on the advice of independent consultants, with a view to establishing compensation at the median of the applicable Comparator Group (see “Report of the Compensation Committee and Compensation Discussion and Analysis – Compensation Principles”).
Effective November 20, 2001, the Corporation adopted a Deferred Share Unit Plan for Non-Employee Directors (the “Plan”), which entitles non-employee directors to receive discretionary grants of deferred share units (“Deferred Share Units”), each of which has an initial value equal to the market value of a Share at the time of its grant. The Plan also allows the director to defer, in the form of Deferred Share Units, up to 100% of the annual retainer fees and any other fees payable to such director in respect of serving as a director (“Fees”), which would otherwise be payable in cash. The Plan is intended to enhance the Corporation’s ability to attract and retain highly qualified individuals to serve as directors and promote a greater alignment of interests between such directors and the shareholders of the Corporation.
The number of Deferred Share Units credited to the director’s account with respect to Fees that the director elects to allocate to the Plan is determined as of the last trading day of each calendar quarter and is equal to the quotient obtained by dividing (a) the aggregate amount of Fees allocated to the Plan for the relevant calendar quarter by (b) the market value of a Share on such last trading day (determined on the basis of the closing price on the Toronto Stock Exchange (“TSX”) for participants resident in Canada and on the basis of the closing price on the NYSE for all other participants). Deferred Share Units earn dividends in the form of additional Deferred Share Units at the same rate as dividends are paid on Shares.
Each Deferred Share Unit is credited to the account of an individual director and fully vests upon an award, but is distributed only when the director has ceased to be a member
MANAGEMENT PROXY CIRCULAR │ Nominees for Election to the Board of Directors

of the Board or the board of directors of any subsidiary and the director is neither an employee of the Corporation nor of any subsidiary.
At such time, the director will receive a cash payment equal to the market value of a number of Shares purchased on the open market equal to the number of Deferred Share Units recorded in the director’s account (reduced by the amount of applicable withholding taxes). While the Compensation Committee, with Board approval, has the discretion to distribute Shares in lieu of cash, the Committee and Board have determined that all distributions pursuant to the Plan will be made in cash.
On July 1, 2004, the Board determined that the value of annual discretionary Deferred Share Unit grants be established at $55,000 for outside directors, with the exception of the Board Chair, Mr. Howe, whose annual value of Deferred Share Unit grants is set at $140,000. On November 16, 2005, each non-employee director received a discretionary grant of 676 Deferred Share Units, with the exception of the Board Chair, Mr. Howe, who was granted 1,721 Deferred Share Units.
The Board believes that the economic interests of directors should be aligned with those of shareholders. To achieve this, all directors are expected to hold Shares and Deferred Share Units in the Corporation. By the time a director has served on the Board for ten months, he or she must own a minimum of 2,000 Shares. By the time a director has served on the Board for three years, he or she must own Shares and/or Deferred Share Units with a value at least five times the annual retainer paid to directors. The Board may make exceptions to this standard where, as a result of the unique financial circumstances of a director, compliance would result in an unacceptable hardship. As at February 27, 2006, all of the Corporation’s directors were in compliance with the minimum shareholding requirements described above.
Directors also participate in the Corporation’s Group Life insurance coverage (Cdn$50,000), Accidental Death and Dismemberment coverage (Cdn$100,000), Business Travel Accidental coverage (Cdn$250,000) and Supplemental Business Travel Medical coverage ($250,000 per calendar year).
The following table sets forth compensation earned by the individuals who served as directors of the Corporation during fiscal 2005.
Remuneration of Directors
for the 12-month period ended December 31, 2005

	Annual Retainer ($)		Meeting and Other Fees ($)				Percentage
							of Total
		Deferral to		Deferral to	Annual Grant of		Remuneration
		Deferred Share		Deferred Share	Deferred Share	Total	in Deferred Share
Director	Cash	Units	Cash	Units	Units ($)	Remuneration ($)	Units

Frederick J. Blesi	$–	$45,000.00	$38,000.00	$–	$55,000.00	$138,000.00	72.46%

William J. Doyle	$–	$–	$–	$–	$–	$–	–

John W. Estey	$–	$45,000.00	$–	$36,500.00	$55,000.00	$136,500.00	100.00

Wade Fetzer III	$45,000.00	$–	$25,500.00	$–	$55,000.00	$125,500.00	43.82

Dallas J. Howe	$62,500.00	$62,500.00	$–	$–	$140,000.00	$265,000.00	76.42

Alice D. Laberge	$33,750.00	$11,250.00	$38,500.00	$–	$55,000.00	$138,500.00	47.83

Jeffrey J. McCaig	$–	$45,000.00	$37,000.00	$–	$55,000.00	$137,000.00	72.99

Mary Mogford	$45,000.00	$–	$49,000.00	$–	$55,000.00	$149,000.00	36.91

Paul J. Schoenhals	$30,015.00	$14,985.00	$24,345.50	$12,154.50	$55,000.00	$136,500.00	60.18

E. Robert Stromberg, Q.C.	$36,000.00	$9,000.00	$23,200.00	$5,800.00	$55,000.00	$129,000.00	54.11

Jack G. Vicq	$45,000.00	$–	$45,000.00	$–	$55,000.00	$145,000.00	37.93

Elena Viyella de Paliza	$27,000.00	$18,000.00	$–	$28,500.00	$55,000.00	$128,500.00	78.99

Total	$324,265.00	$250,735.00	$280,545.50	$82,954.50	$690,000.00	$1,628,500.00	62.86%

MANAGEMENT PROXY CIRCULAR │ Nominees for Election to the Board of Directors

The following tables provide a summary of Board and Committee meetings held during fiscal 2005 and attendance thereat.
Summary of Board and Committee Meetings Held
for the 12-month period ended December 31, 2005

Board of Directors	9
Audit Committee	9
Compensation Committee	6
Corporate Governance and Nominating Committee	6
Executive Committee	0
Safety, Health and Environment Committee	5

Total number of meetings held	35

Pursuant to the “PotashCorp Governance Principles”, the Board meets in executive session, with only independent directors present, before and after each regularly scheduled meeting of the Board. The presiding officer at the executive session is Dallas J. Howe, the Board Chair, or, in his absence, a director selected by majority vote of those present. Sessions are of no fixed duration and participant directors are encouraged to raise and discuss any issues of concern.
Summary of Attendance of Directors
for the 12-month period ended December 31, 2005

	Board	Committee
	meetings	meetings
Director	attended	attended

Frederick J. Blesi	9 of 9	15 o	f 15
William J. Doyle	9 of 9	n/a (1)
John W. Estey	9 of 9	11 o	f 11
Wade Fetzer III	9 of 9	12 o	f 12
Dallas J. Howe	9 of 9	6 o	f 6 (2)
Alice D. Laberge	9 of 9	14 o	f 14
Jeffrey J. McCaig	9 of 9	15 o	f 15
Mary Mogford	9 of 9	15 o	f 15
Paul J. Schoenhals	9 of 9	11 o	f 11
E. Robert Stromberg, Q.C.	9 of 9	11 o	f 11
Jack G. Vicq	8 of 9	9 o	f 9
Elena Viyella de Paliza	9 of 9	5 o	f 5

(1) Mr. Doyle was a member of only the Executive Committee, which did not meet in 2005. However, upon invitation of the applicable Committees, he did attend all or a portion of many of the Committee meetings held.

(2) In addition to the Committees of which he is a member, Mr. Howe, as Board Chair, regularly attends other Committee meetings as well.
MANAGEMENT PROXY CIRCULAR │ Nominees for Election to the Board of Directors

Appointment of Auditors
Proxies solicited hereby will be voted to reappoint the firm of Deloitte & Touche LLP, the present auditors, as auditors of the Corporation to hold office until the next annual meeting of shareholders, unless the shareholder signing such proxy specifies otherwise. The affirmative vote of a majority of Shares voted on such matter is required to reappoint the firm of Deloitte & Touche LLP as auditors of the Corporation. Since the Corporation’s initial public offering in 1989, Deloitte & Touche LLP (or its predecessors) have been the Corporation’s auditors. A representative of Deloitte & Touche LLP is expected to attend the Meeting. At that time the representative will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.
For the years ended December 31, 2005 and December 31, 2004, Deloitte & Touche LLP received the following fees:

	Year ended December 31,

	2005	2004

Audit Fees	$2,281,000	$2,301,000
Audit Related Fees	201,000	165,000
Tax Fees	32,000	79,000
All Other Fees	3,000	121,000
Audit Fees
Deloitte & Touche LLP billed the Corporation $2,281,000 and $2,301,000 for 2005 and 2004, respectively, for the following audit services (i) audit of the annual consolidated financial statements of the Corporation for the fiscal years ended December 31, 2005 and 2004; (ii) review of the interim financial statements of the Corporation included in quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2005 and 2004; (iii) audits of individual statutory financial statements; and (iv) the provision of consent letters. The amounts billed for 2005 and 2004 were significantly impacted by the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.
Audit-Related Fees
Deloitte & Touche LLP billed the Corporation $201,000 and $165,000 for 2005 and 2004, respectively, for the following services (i) accounting consultations regarding financial accounting and reporting standards; and (ii) employee benefit plan audits.
Tax Fees
Deloitte & Touche LLP billed the Corporation $32,000 and $79,000 for 2005 and 2004, respectively, for the following services (i) tax compliance; (ii) tax planning; and (iii) tax advice, including minimizing tax exposure or liability.
All Other Fees
Deloitte & Touche LLP billed the Corporation $3,000 and $121,000 for 2005 and 2004, respectively, for provision of risk and knowledge datasets and implementation of a risk control tracking system.
Pre-Approval Policy for External Auditor Services
The Audit Committee monitors and reviews the independence of its auditors on an on-going basis. In addition, the Committee has adopted processes for the pre-approval of engagements for services of its external auditors.
The Audit Committee’s policy requires pre-approval of all audit and non-audit services provided by the external auditor. The policy identifies three categories of external auditor services and the pre-approval procedures applicable to each category, as follows:

(1)	Audit and audit-related services – these are identified in the annual Audit Service Plan presented by the external auditor and require annual approval. The Audit Committee monitors the audit services engagement at least quarterly.

(2)	Pre-approved list of non-audit services – non-audit services which are reasonably likely to occur have been identified and receive general pre-approval of the Audit Committee, and as such do not require specific pre-approvals. The term of any general pre-approval is 12 months from approval unless otherwise specified. The Audit Committee annually reviews and pre-approves the services on this list.

(3)	Other proposed services – all proposed services not categorized above are brought forward on a case-by-case basis and specifically pre-approved by the Chair of the Audit Committee, to whom pre-approval authority has been delegated.
All fees paid to the independent auditors for 2005 were approved in accordance with the pre-approval policy.
MANAGEMENT PROXY CIRCULAR │ Appointment of Auditors

Adoption of 2006 Performance Option Plan
2006 Performance Option Plan
On February 27, 2006, the Board adopted a new performance option plan (the “2006 Performance Option Plan”), subject to the approval of the 2006 Performance Option Plan by the Corporation’s shareholders at the Meeting. If approved, the 2006 Performance Option Plan will be deemed effective as of January 1, 2006 and will permit the grant of options to purchase up to 1,400,000 Shares to individual officers and employees of the Corporation and its subsidiaries. Non-employee directors and other non-employee contractors and third party vendors will not be eligible to participate in the 2006 Performance Option Plan.
Options to purchase Shares may be granted under the terms of the 2006 Performance Option Plan only during 2006 and no options will be granted prior to the Meeting. Unless sooner terminated as provided therein, the 2006 Performance Option Plan will terminate on January 1, 2007, although the terms of the plan will continue to govern options granted thereunder prior to termination.
The 2006 Performance Option Plan will be administered by the Compensation Committee or any other Board Committee designated by the Board. A copy of the 2006 Performance Option Plan is attached hereto as Appendix C. This description of the 2006 Performance Option Plan is qualified, in its entirety, by the terms of the attached plan document.
If approved, the 2006 Performance Option Plan will result in up to 1.35% (as at February 27, 2006) of the outstanding share capital of the Corporation being available for issue pursuant to the exercise of options granted under the 2006 Performance Option Plan. The aggregate number of Shares in respect of which stock options may be granted to any one person pursuant to the 2006 Performance Option Plan and which remain outstanding may not at any time exceed 300,000 Shares, representing 0.29% (as at February 27, 2006) of the outstanding share capital of the Corporation.
Under the terms of the 2006 Performance Option Plan, options will have a term of ten years and will vest at the end of the three-year performance cycle ending December 31, 2008, subject to the Corporation’s achievement of the performance criteria described in the 2006 Performance Option Plan. The performance metrics and vesting scale have been designed in accordance with the Corporation’s compensation philosophy. See “Report of the Compensation Committee and Compensation Discussion and Analysis”. In general, options will vest as determined by a schedule that references the Corporation’s performance during the performance cycle as measured by reference to cash flow return on investment and weighted average cost of capital. Any options that do not become vested will terminate at the end of the performance cycle.
The number of options granted to each individual optionee will be targeted to deliver total compensation in the 75th percentile of the Comparator Group for corporate performance, based on cash flow return on investment and weighted average cost of capital, above the 75th percentile of the Dow Jones U.S. Basic Materials Index (“DJUSBMI”). Similarly, for corporate performance in the 50th percentile of the DJUSBMI, the number of options granted will be targeted to deliver total compensation in the 50th percentile of the Comparator Group.
It is anticipated that there will be approximately 220 participants in the 2006 Performance Option Plan. Following shareholder approval of the 2006 Performance Option Plan at the Meeting, a determination will be made as to the number of options to be granted to executive officers and other participants, which options will be granted in accordance with the criteria described below.
The option price for any option granted under the 2006 Performance Option Plan to any optionee shall be fixed by the Board when the option is granted and, for optionees resident in the United States and any other optionees designated by the Board, the option price shall not be less than the fair market value of a Share at such time, which shall be deemed to be the closing price per Share on the NYSE on the last trading day immediately preceding the day the stock option is granted. For all other optionees, the option price shall be deemed to be the closing price per Share on the TSX on the last trading day immediately preceding the day the stock option is granted. In either case, if the Shares did not trade on such exchange on such day, the option price shall be the closing price per Share on such exchange on the last day on which the Shares traded on such exchange prior to the day the stock option is granted.
The 2006 Performance Option Plan requires all options to be subject to provisions to the effect that:

(a)	if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates by reason of his or her death, or if an optionee who is a retiree pursuant to paragraph (b) below dies during the 36-month period following retirement, the legal personal representatives of the optionee will be entitled to exercise any unexercised vested options, including such stock options that may vest after the date of death, during the period ending at the end of the twelfth calendar month following the calendar month in which the optionee dies, failing which exercise the stock options will terminate;

(b)	subject to the terms of paragraph (a) above, if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates by reason of retirement in accordance with the then prevailing
MANAGEMENT PROXY CIRCULAR │ Adoption of 2006 Performance Option Plan

retirement policy of the Corporation or subsidiary, the optionee will be entitled to exercise any unexercised vested stock options, including such stock options that may vest after the date of retirement, during the period ending at the end of the 36th month following the calendar month in which the optionee retires, failing which exercise the stock options will terminate;

(c)	if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates for any reason other than as provided in paragraphs (a) or (b) above, the optionee will be entitled to exercise any unexercised vested stock options, to the extent vested and exercisable at the date of such event, during the period ending at the end of the calendar month immediately following the calendar month in which the event occurs, failing which exercise the stock options will terminate; and

(d)	each stock option is personal to the optionee and is not assignable, except (i) as provided in paragraph (a) above, and (ii) at the election of the Board, a stock option may be assignable to the spouse, children and grandchildren of the original optionee and to a trust, partnership or limited liability company, the entire beneficial interest of which is held by one or more of the foregoing.
Nothing contained in paragraphs (a), (b) or (c) above shall extend the period during which a stock option may be exercised beyond its ten-year term or any earlier date on which it is otherwise terminated in accordance with the provisions of the 2006 Performance Option Plan.
If a stock option is assigned pursuant to paragraph (d)(ii) above, the references in paragraphs (a), (b) and (c) above to the termination of employment or death of an optionee shall not relate to the assignee of a stock option but shall relate to the original optionee. In the event of such assignment, legal personal representatives of the original optionee shall not be entitled to exercise the assigned stock option, but the assignee of the stock option or the legal personal representatives of the assignee may exercise the stock option during the applicable specified period.
The Board may amend or discontinue the 2006 Performance Option Plan at any time but no such amendment may increase the aggregate maximum number of Shares that may be subject to stock options granted under the 2006 Performance Option Plan, change the manner of determining the minimum option price, extend the option term under any option beyond ten years or, without the consent of the holder of the option, alter or impair any option previously granted to an optionee under the 2006 Performance Option Plan; and, provided further, that, without the prior approval of the Corporation’s shareholders, stock options issued under the 2006 Performance Option Plan shall not be repriced, replaced or regranted through cancellation, or by lowering the option price of a previously granted stock option. In the event of certain transactions affecting the capitalization of the Corporation, including a merger, the Board may make such adjustments in the number or option price of outstanding options or the number of Shares available for grant and other authorized limits under the 2006 Performance Option Plan it deems appropriate to reflect such transaction. In the event of change of control (as defined in the 2006 Performance Option Plan), all unvested options then outstanding will become fully vested.
A participant in the 2006 Performance Option Plan who is employed and resident in Canada will be deemed to receive a benefit from employment in the year he or she exercises options under the 2006 Performance Option Plan. One-half of the difference between the exercise price and the market price of the Shares at the time of exercise, multiplied by the number of Shares over which options are exercised, will be included in the participant’s taxable income in the year of exercise. If the participant so elects, and subject to certain limitations, taxation of the said benefit may be deferred from the year of exercise until the earliest of the year the participant disposes of the Shares, dies or ceases to be resident in Canada for tax purposes. The participant will have a cost base in the optioned Shares equal to their market value on the date of exercise for purposes of computing any capital gain or capital loss on any subsequent disposition of the Shares. The Corporation may not take any tax deduction in respect of the benefits deemed to be received by participants under the 2006 Performance Option Plan in Canada.
All of the options granted under the 2006 Performance Option Plan will be treated as non-qualified stock options for U.S. federal income tax purposes. A participant in the 2006 Performance Option Plan who is employed and resident in the U.S. will not be deemed to receive any income at the time an option is granted, nor will the Corporation’s applicable subsidiary be entitled to a deduction at that time. However, when any part of an option is exercised, the participant will be deemed to have received ordinary income in an amount equal to the difference between the exercise price of the option and the fair market value of the Shares received on the exercise of the option. The Corporation’s applicable subsidiary will be entitled to a tax deduction in an amount equal to the amount of ordinary income realized by such participants. Upon any subsequent sale of the Shares acquired upon the exercise of an option, any gain (the excess of the amount received over the fair market value of the Shares on the date ordinary income was recognized) or loss (the excess of the fair market value of the Shares on the date ordinary income was recognized over the amount received) will be a long-term capital gain or loss if the sale occurs more than one year after such date of recognition and otherwise will be a short-term capital gain or loss.
Grants under the 2006 Performance Option Plan shall be made after shareholder approval is obtained and during the 2006 fiscal year.
MANAGEMENT PROXY CIRCULAR │ Adoption of 2006 Performance Option Plan

In order for the 2006 Performance Option Plan to become effective, the resolution to approve the 2006 Performance Option Plan must be passed by a majority of the votes cast by the shareholders who vote in respect of the resolution.
UNLESS A PROXY SPECIFIES THAT THE SHARES IT REPRESENTS SHOULD BE VOTED AGAINST THE RESOLUTION TO APPROVE THE 2006 PERFORMANCE OPTION PLAN, THE PROXYHOLDERS NAMED IN THE ACCOMPANYING FORM OF PROXY INTEND TO VOTE FOR THE RESOLUTION.
Securities Authorized for Issuance Under Equity Compensation Plans
The Corporation has three other stock option plans. On May 5, 2005, the Corporation’s shareholders approved the 2005 Performance Option Plan under which the Corporation was permitted, after February 28, 2005 and before January 1, 2006, to grant options for the issuance of up to 1,200,000 Shares pursuant to the exercise of the options. As at January 1, 2006, options to acquire 1,186,000 Shares had been granted and were outstanding under the 2005 Performance Option Plan. Grants under the 2005 Performance Option Plan were made during fiscal year 2005 only. The material terms of the 2005 Performance Option Plan are described in the “Report of the Compensation Committee and Compensation Discussion and Analysis – Long-Term Incentives (Stock Options)”. Additional information regarding the 2005 Performance Option Plan, including the full text of the plan, can be found in the Corporation’s Management Proxy Circular for the fiscal year ended 2004. No amendments with respect to the 2005 Performance Option Plan have been adopted in the last fiscal year.
The Corporation also has an existing Stock Option Plan – Officers and Employees with 148,176 options remaining available for grant as at February 27, 2006 (148,176 at December 31, 2005) and a Stock Option Plan – Directors with 28,600 options remaining available for grant as at February 27, 2006 (28,600 at December 31, 2005). The material terms of the Stock Option Plan – Officers and Employees and the Stock Option Plan – Directors are described in the “Report of the Compensation Committee and Compensation Discussion and Analysis – Long-Term Incentives (Stock Options)”. No amendments with respect to the Stock Option Plan – Officers and Employees and the Stock Option Plan – Directors have been adopted in the last fiscal year.
The following table provides information about securities that may be issued under the Corporation’s existing equity compensation plans, as of December 31, 2005 and February 27, 2006:
Equity Compensation Plan Information

(c) Number of Shares
	(a) Number of Shares		remaining available for
	to be issued	(b) Weighted-average	future issuance under
	upon exercise of	exercise price of	equity compensation
	outstanding options,	outstanding options,	plans (excluding Shares
Plan Category	warrants and rights	warrants and rights	reflected in column (a))

December 31, 2005
Equity compensation plans approved by shareholders	5,081,756 (1)	$50.46	190,776
Equity compensation plans not approved by shareholders	n/a	n/a	n/a
February 27, 2006
Equity compensation plans approved by shareholders	5,023,569 (2)	$51.02	193,276
Equity compensation plans not approved by shareholders	n/a	n/a	n/a

(1)	Of this amount, 1,186,000 options were outstanding pursuant to the 2005 Performance Option Plan, 3,711,156 options were outstanding pursuant to the Stock Option Plan – Officers and Employees and 184,600 options were outstanding pursuant to the Stock Option Plan – Directors.

(2)	Of this amount, 1,183,500 options were outstanding pursuant to the 2005 Performance Option Plan, 3,660,469 options were outstanding pursuant to the Stock Option Plan – Officers and Employees and 179,600 options were outstanding pursuant to the Stock Option Plan – Directors.
MANAGEMENT PROXY CIRCULAR │ Adoption of 2006 Performance Option Plan

Corporate Governance
In accordance with NI 58-101, the Corporation annually discloses information relating to its system of corporate governance. Details of the Corporation’s corporate governance practices are described in Appendix A to this Management Proxy Circular. Furthermore, in accordance with the requirements of NI 58-101, the text of the Corporation’s Board of Directors Charter is attached hereto as Appendix D. In addition, the recent activities of certain of the Committees of the Board are described below in the Committee reports. The “PotashCorp Governance Principles”, described in part below, the Board of Directors Charter and the Board Committee charters are also available on the Corporation’s website, www.potashcorp.com, and in print to any shareholder who requests a copy from the Corporate Secretary of the Corporation.
As a Canadian reporting issuer with securities listed on the TSX and the NYSE, the Corporation has in place corporate governance practices that are not only consistent with the requirements of both of those stock exchanges but in many cases go beyond those requirements. The Corporation is also in compliance with applicable rules adopted by the Canadian Securities Administrators through the Canadian securities regulatory authorities and the SEC.
Report of the Audit Committee
The Corporation has a standing Audit Committee. The Board has determined that each of the following directors, who served as members of the Audit Committee during the year ended December 31, 2005, is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles” (which is available on the Corporation’s website), NI 58-101, applicable rules of the SEC and the corporate governance rules of the NYSE. See also “Nominees for Election to the Board of Directors – Director Independence and Other Relationships”.
      Jack G. Vicq (Chair)
      Frederick J. Blesi
      Alice D. Laberge
      Jeffrey J. McCaig
      Mary Mogford
The Board has determined that Mr. Vicq and Ms. Laberge qualify as “audit committee financial experts” under the rules of the SEC and thereby have the requisite accounting and/or related financial management expertise required under the rules of the NYSE. In addition, the Board, in its business judgment, has determined that each member of the Audit Committee is financially literate.
The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities for (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the qualification and independence of the Corporation’s independent auditors, and (iv) the performance of the Corporation’s independent auditors. In accordance with the Audit Committee Charter adopted by the Board, the Audit Committee has responsibility for the oversight of the Corporation’s financial reporting and audit processes and related internal controls on behalf of the Board. During the fiscal year ended December 31, 2005, the Committee met 9 times.
In overseeing the audit process, the Audit Committee obtained from the independent auditors their letter dated February 14, 2006, as required by the Independent Standards Board Standard No. 1, describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence and the auditors’ judgment that they are, in fact, independent and discussed with the auditors the disclosures therein. The Audit Committee also reviewed the organizational structure, procedure and practices that support the objectivity of the internal audit department and reviewed and approved the Internal Audit Department Charter. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks. The Audit Committee discussed, with and without management present, the results of the independent auditors’ communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”. The Committee also discussed the results of the internal audit examinations.
In meetings with financial management, internal audit and the independent auditors, the Audit Committee reviewed and discussed quarterly interim financial information prior to the earnings release for the applicable quarter. The Audit Committee also reviewed and approved the quarterly MD&As.
The Audit Committee reviewed and discussed the MD&A and the audited financial statements of the Corporation as of and for the fiscal year ended December 31, 2005, with management and the independent auditors, including the quality, not just the acceptability, of the Corporation’s financial reporting practices and the completeness and clarity of the related financial disclosures. Management is responsible for the preparation of the Corporation’s financial statements and the independent auditors are responsible for auditing those financial statements.
The Audit Committee reviewed the processes involved in evaluating the Corporation’s internal control environment and the Audit Committee also oversaw and monitored the 2005 compliance process related to the certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.
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Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the audited consolidated financial statements and MD&A be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors.
The Audit Committee reviews the Corporation’s Disclosure Controls and Procedures on an annual basis. In addition, in November 2005, it reviewed and updated its Committee Charter, a copy of which is attached as Appendix E hereto. The Committee has established procedures for:

•	the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

•	the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.
Submitted on behalf of the Audit Committee: Jack G. Vicq, Frederick J. Blesi, Alice D. Laberge, Jeffrey J. McCaig and Mary Mogford.
Report of the Compensation Committee and Compensation Discussion and Analysis
Composition of the Compensation Committee
The Corporation has a standing Compensation Committee, referred to as the “Committee” hereinafter in this report. The Board has determined that each of the following directors who served as members of the Committee during the year ended December 31, 2005, is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles” (which is available on the Corporation’s website), NI 58-101, applicable rules of the SEC and the corporate governance rules of the NYSE. See also “Nominees for Election to the Board of Directors – Director Independence and Other Relationships”.
      John W. Estey (Chair)
      Wade Fetzer III
      Jeffrey J. McCaig
      Paul J. Schoenhals
Compensation Committee Report on Executive Compensation
The Committee is, at present, composed of four independent directors. The Committee held 6 meetings in the last fiscal year.
The Committee is charged with formulating and making recommendations to the Board in respect of compensation issues relating to directors and senior officers of the Corporation. The Committee also makes recommendations regarding the Corporation’s stock option plans and administers the Short- and Medium-Term Incentive plans, each in accordance with its terms which are described later in this report. Prior to January 1, 2006, the Corporation administered a Long-Term Incentive Plan, the terms of which are substantially the same as the current Medium-Term Incentive Plan. The name of the plan was changed principally to distinguish it from our option plans which, given their ten-year life, are more appropriately considered long-term incentives.
The Committee reviews and makes recommendations regarding the general merit increase budget for salaried and non-bargaining hourly employees and has general oversight of employee benefit programs. In addition, the Committee, in consultation with the Chief Executive Officer, considers and reports to the Board regarding employee or executive succession matters.
Compensation Structure and Policies
The Corporation designates executive compensation policies, as described more fully below, to attract and retain qualified executives by providing compensation packages which are competitive within the marketplace and which compensate executives in a manner that encourages individual performance consistent with shareholder expectations.
Compensation Principles

•	Provide emphasis on performance-based compensation by maintaining total cash compensation levels (salary and annual short-term incentives) at the median (50th percentile) of the relevant comparator group with the opportunity to achieve above median compensation through the medium-term and long-term incentive plans (performance units and stock options) by achieving above median company performance.

•	External competitive compensation comparisons prepared by independent compensation consultants currently consist of (i) a group of 23 publicly traded U.S. companies selected on the basis of a number of factors, including similar industry characteristics and market capitalization (the “Comparator Group”), and (ii) additional executive compensation survey information gathered by three independent compensation consulting services consisting of U.S.-based company data (the “Additional Surveys”).

•	In order to determine the median for the purpose of total cash compensation comparisons, regression based upon sales size is applied to the salaries and annual short-term incentive targets of the Comparator Group and the Additional Surveys for each position studied.

•	The opportunity to earn total compensation above the median is provided through medium-term and long-term incentive plans. These plans are designed with measures (total shareholder return and internal performance measures that have been linked historically with total
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shareholder return) that will require above median company performance relative to other basic materials companies in order to deliver above median total compensation. The total shareholder return of the DJUSBMI has been established as a benchmark for determining the relative performance of the Corporation.

•	In order to determine the median and upper quartile for purposes of total compensation (salary, annual short-term incentives, medium-term incentives and long-term incentives), the range between competitive levels based upon comparative sales size regression and comparative market capitalization regression is utilized.

•	Establish the value of retirement and welfare benefits at the median of comparable companies.

The Committee engaged Hewitt Associates, executive compensation consultants, during 2005 for research, survey information and design expertise in reviewing certain executive and director compensation programs. This work has included director pay analysis, performance stock option plan design and executive compensation analysis. Also in 2005, the Committee engaged Watson Wyatt executive compensation consultants to provide input and a second opinion on the competitiveness of program design and award values. Hewitt Associates has historically performed other human resources consulting services for the Corporation, including actuarial consulting, employee benefits design, finance consulting and recordkeeping services. The Committee has adopted the corporate governance best practice of retaining independent executive compensation consulting services and conducted a process during the summer of 2005 to select an independent consulting firm to replace Hewitt Associates as executive compensation consultant to the Committee. The Committee evaluated four consulting firms and selected Watson Wyatt as the replacement consultant, based in part on the positive experience in delivering the review services earlier in the year, on their expertise in both Canadian and U.S. compensation regulation and practices and on their depth of available compensation consulting services. Watson Wyatt does not perform any other consulting services for the Corporation. The Committee will continue to use Hewitt Associates’ proprietary Total Compensation Measurement data services to provide specific competitive data for selected executive and director positions for some period of transition, but this information has been and will continue to be supplemented with other compensation survey data available through Watson Wyatt consulting.
Elements of Executive Compensation
Executive compensation consists of four main elements: base salary, short-term incentives, performance units issued under the Medium-Term Incentive Plan which measures a performance period of three years, and stock options issued as long-term incentives. These are described in the table below.

Compensation			Performance
Element	Form	Eligibility	Period	Determination

Base salary	Cash	All salaried employees	Annual	• For the executive group, base salary targets are set at the median of the Comparator Group and Additional Surveys, adjusted to reflect individual performance and internal equity.

Short-term incentives	Cash	All executives and other selected employees (approximately 218 in 2005). This Plan has been extended to most salaried staff employees beginning in 2006.	1 year	• Awards are based on the achievement of predetermined goals for corporate performance or a combination of corporate and operating group performance.

• Targets have been established at the median of the Comparator Group and Additional Surveys.

• Individual awards can be adjusted (± 20%) to recognize individual performance, provided the total of the adjusted awards proximates the total of the awards at mid-point.
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Compensation			Performance
Element	Form	Eligibility	Period	Determination

Medium-Term Incentive Plan	Performance Share Units	All executives and senior management (approximately 65 individuals)	3 years	• Units issued at a price equal to the average market price of the Shares at award date (January 1, 2006).

• Each award vests and is paid out at the end of the three-year performance period (December 31, 2008) in relation to a vesting schedule whereby 1/2 of the units are vested in accordance with corporate TSR targets and 1/2 of the units are vested in accordance with corporate TSR relative to a selected competitive group’s TSR.

• The value at payout is based on the number of vested units multiplied by the 30-day average Share price at the end of the performance period.

Long-term incentives	Performance Stock Options	All executives and other selected managers (approximately 215 individuals)	3 years (vesting) 10 years (option term)	• The 2005 and 2006 Performance Option Plans incorporate performance vesting. • Based on Share price appreciation during the 10-year term.
The Corporation does not have any non-qualified deferred compensation arrangements in place for management.
Salary
The Corporation has established a system of tiered salary levels for senior executives (i.e. vice president and above) of the Corporation. Senior executive positions are assigned to an appropriate salary tier, considering the position’s internal value as well as external comparisons to relevant positions in the Comparator Group and Additional Surveys. The Committee generally establishes salary guidelines at levels that approximate the median (the 50th percentile), adjusted through a regression analysis utilizing sales size. Individual executive salaries for those executives that report directly to the Chief Executive Officer are subject to approval by the Chief Executive Officer and the Committee. The Chief Executive Officer’s salary is subject to approval by the Committee and the Board.
Short-Term Incentive Compensation
The Corporation’s Short-Term Incentive Plan is intended to aid in developing strong corporate management by providing annual financial incentives to eligible employees to achieve success. The plan presently provides for incentive awards based on an individual’s performance, position with the Corporation and the financial results of the Corporation. In 2005, there were about 218 participants in this plan. Eligible positions are assigned an incentive award range with a target expressed as a percentage of salary. The Corporation’s performance as determined by cash flow return (defined in the plan) in relation to a pre-established target provides a corporate measure of achievement expressed as a percentage and applied to the potential target award. Individual awards are also adjusted in accordance with individual performance and such other factors as the Committee deems appropriate. For certain participants employed at operating facilities, one-half of the award is based upon achievement of the corporate performance target and one-half is based upon achievement of annually determined operating facility targets, including safety, environmental performance and productivity.
Under the terms of the plan, generally no payments are made if the cash flow return is less than 50% of the target set by the Board for that year. For senior executives, which include the Named Executive Officers, incentive awards can range from 15% to 200% of salary, depending upon position level, actual cash flow return as compared to target return above the minimum threshold requirement, and subject to adjustment (± 20%) based on the executive’s performance and such other factors as the Committee deems appropriate, provided the total of the adjusted awards proximates the total of the awards at mid-point.
Effective for the 2006 plan year, the Corporation’s Short-Term Incentive Plan has been extended to most salaried staff employees. The purpose is to tie compensation more directly to corporate performance and support initiatives to have motivated and productive employees that support corporate goals. Furthermore, an extensive study of cash compensation was conducted and indicated that competitive practice also supports extending performance-based pay at these levels of the Corporation.
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Medium-Term Incentive Plan
The Corporation’s Medium-Term Incentive Plan is intended to award senior executives and other key employees for superior performance over a three-year measurement period and for their continued contributions to the success of the Corporation. The performance objectives under the plan are designed to further align the interests of executives and key employees with those of shareholders by linking the vesting of awards to the total return to shareholders over the three-year performance period beginning January 1, 2006 and ending December 31, 2008 (called Total Shareholder Return or “TSR”). TSR measures the capital appreciation in the Shares, including dividends paid over the performance period, and thereby simulates the actual investment performance of the Shares.
A participant is awarded a number of units under the Medium-Term Incentive Plan, generally based on the participant’s salary at the beginning of the performance period (multiplied by three), target award percentage and the Share price at the beginning of the performance period. The target award percentages range from 20% to 70%, depending upon the executive’s position with and potential for contribution to the success of the Corporation.
Under the Medium-Term Incentive Plan, vesting of one-half of the units is based on increases in the TSR over the three-year performance period ending December 31, 2008. Vesting of the remaining one-half of the units is based on the extent to which the TSR matches or exceeds the TSR of the common shares of a group of peer companies over the performance period. The peer group of companies consists of those companies that are included in the DJUSBMI.
Participants generally are required to continue in a qualifying position with the Corporation throughout the performance period as one of the conditions to vesting. However, if a participant’s employment terminates earlier due to the participant’s retirement, disability or death or the Corporation terminates a participant’s employment without just cause, the participant will be entitled to a cash payment in settlement of a pro rata number of units, with vesting determined based on the achievement of performance objectives as of the date of termination. A participant who resigns or whose employment is terminated for just cause forfeits all rights to any units granted under the plan.
Vested units are settled in cash based on the average Share price in the last 30 trading days at the end of the performance period. However, the Share price used to determine the cash payout in settlement of a vested unit may not exceed 300% of the market value of a Share as at the commencement of a performance cycle. Depending on the extent to which the performance objectives are achieved, an amount ranging from 0% to 150% of the units granted under the Medium-Term Incentive Plan may become vested. Achievement of all target performance objectives entitles an eligible executive to a payout of 100% of the units awarded under the plan. The target performance objective for the one-half of the units based on total TSR is a TSR of 30% over the performance period. The target performance objective for the remaining units is to outperform the peer group index by 5% over the performance period. A maximum of 150% of units may become vested if performance exceeds target. For a corporate TSR of 50% or more, one-half of the units will vest at 150%. For TSR performance that exceeds the peer group by 10% or more, one-half of the units will vest at 150%. No units will vest if none of the minimum performance objectives are achieved. The minimum performance requirement for the units based on total TSR is a positive TSR. The minimum performance requirement for the remaining units is for the TSR to have matched the peer group index.
Long-Term Incentives (Stock Options)
Stock Option Plan – Officers and Employees and Stock Option Plan – Directors
The November 20, 2003 grant was the last full grant made under the Stock Option Plan – Officers and Employees (the “Officers and Employees Plan”) described immediately below. See the 2005 and 2006 Performance Option Plans for a description of the Corporation’s newer plans for officers and employees. In addition, options have not been granted under the Stock Option Plan – Directors (the “Directors Plan”) since 2002. Under both the Officers and Employees Plan and the Directors Plan, the aggregate number of Shares subject to options to any single optionee may not at any time exceed 5% of the issued and outstanding Shares (on a non-diluted basis). Beginning in the fourth quarter of 2003, the Corporation began to expense stock options.
As at February 27, 2006, options for a total of 3,660,469 Shares had been granted and were outstanding under the Officers and Employees Plan, representing approximately 3.53% of the total number of Shares outstanding. Options were granted at 100% of market value at the date of the grant, become exercisable over two years (or earlier in the event of a “change of control”, as defined in the Officers and Employees Plan) and expire after ten years. 148,176 options are still available for grant under the Officers and Employees Plan.
If the employment of an optionee terminates by reason of his or her death or if a retired optionee dies, his or her legal personal representatives will be entitled to exercise any unexercised options, including options that may vest after the date of death, at any time until the end of the twelfth calendar month following the calendar month in which the optionee dies, failing which the options terminate. Unless the Board at the time of the grant of an option provides otherwise, if the employment of an optionee terminates by reason of retirement in accordance with the applicable retirement policy, the optionee is entitled to exercise any options, including options that vest after the date of retirement, until the expiry date of such options or the date on which such options are otherwise terminated in accordance with the
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provisions of the Officers and Employees Plan, failing which the options terminate. If the employment of an optionee terminates, for any other reason, the optionee will be entitled to exercise unexercised vested options, to the extent exercisable at the date of such event, at any time until the end of the calendar month immediately following the calendar month in which the event occurs, failing which exercise the options terminate.
Options granted under the Officers and Employees Plan are not assignable, except where the optionee’s employment terminates by reason of his or her death or if a retired optionee dies, provided that an option may be assigned to the spouse, children and grandchildren of the original optionee and to a trust, partnership or limited liability company, the entire beneficial interest of which is held by one or more of the foregoing if the Board so elects. If a “change of control” of the Corporation occurs (as defined in the Officers and Employees Plan), each outstanding option granted under the Officers and Employees Plan may be exercised, even if such option is not otherwise exercisable by its terms.
The Board may amend or discontinue the Officers and Employees Plan at any time but, except in certain limited circumstances, no such amendment may increase the aggregate maximum number of Shares that may be subject to option under the Officers and Employees Plan, change the manner of determining the minimum option price, extend the option period under any option beyond ten years or, without the consent of the holder of the option, alter or impair any option previously granted to an optionee under the Officers and Employees Plan.
As at February 27, 2006, options for a total of 179,600 Shares had been granted and were outstanding under the Directors Plan, representing approximately 0.17% of the total number of Shares outstanding. Options were granted at 100% of the market value at the date of the grant, became exercisable over two years and expire after ten years. 28,600 options are still available for grant under the Directors Plan. The terms of the Directors Plan are substantially as described for the Officers and Employees Plan. As noted above, the Company has not granted options under the Directors Plan since 2002.
2005 and 2006 Performance Option Plans
On May 5, 2005, the Corporation’s shareholders approved the 2005 Performance Option Plan under which the Corporation could offer, after February 28, 2005 and before January 1, 2006, options for the issuance of up to 1,200,000 Shares pursuant to the exercise of options to eligible officers and employees. Under the 2005 Performance Option Plan, the exercise price of an option is the quoted market closing price of the Corporation’s Shares on the last trading day immediately preceding the date of grant and the option’s maximum term is ten years. As of February 27, 2006, options to acquire 1,183,500 Shares had been issued and were outstanding under the 2005 Performance Option Plan.
The substantially identical 2005 and 2006 Performance Option Plans have one key difference from the Officers and Employees Plan, which is the performance-based vesting feature. This feature was developed to support the Committee’s principles, as defined above, that the opportunity to earn pay above the median should be delivered through long-term compensation that requires achieving performance goals aligned with shareholder interests.
Under the 2005 and 2006 Performance Option Plans, option vesting is determined by achieving corporate performance goals that historically have correlated with the Corporation’s TSR and, in turn, relative to the DJUSBMI TSR. Performance will be measured over a three-year vesting period.
The performance-based vesting schedule determines the percentage of options vested at the end of the three-year vesting period and ties the level of Corporation performance to the level of total compensation delivered.
Using 10-year historical data, the Committee worked with Hewitt Associates and Watson Wyatt to analyze the correlation between the Corporation’s cash flow return on investment (“CFROI”) minus its weighted average cost of capital (“WACC”), the Corporation’s TSR and the Corporation’s performance relative to the DJUSBMI performance. Having established the link between the Corporation’s CFROI-WACC and TSR performance levels relative to the DJUSBMI performance, a schedule was developed based upon the Corporation’s CFROI-WACC levels to vest appropriate amounts of Shares at different performance levels.
In order to deliver a level of total compensation that is synchronized with the level of corporate performance achieved, data on compensation provided by the Comparator Group and Additional Surveys was analyzed to determine the 25th, 50th, and 75th percentile compensation levels for the Corporation’s management positions. These compensation study results and the vesting schedule are then linked to determine option grant levels that will deliver the appropriate compensation for the performance delivered.
For 2006, the Corporation is requesting shareholder approval of an amount of 1,400,000 options to be available for grant under the provisions of the 2006 Performance Option Plan. It is expected that this amount will be sufficient for one annual grant to be made after the Meeting and before January 1, 2007.
Executive Share Ownership Guidelines
The Committee strongly supports Share ownership by its executives. In November 2004 the Corporation introduced minimum shareholding guidelines, to be met by November 2009 for the then current executive officer group. Any
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individual who is promoted into a position subject to these Guidelines will have a five-year period within which to meet the Share ownership requirements. The shareholding requirements reflect the value of Shares held and can be met through direct or beneficial ownership of Shares, including Shares held through the Corporation’s qualified defined contribution savings plans. Options and performance units (under the Medium-Term Incentive Plan) are not included in the definition of Share ownership for purposes of the guidelines.
The Guidelines are:

Share Ownership
Title	Guideline

Chief Executive Officer	5 times base salary
Chief Financial Officer, Chief Operating Officer, Senior Vice Presidents and Division Presidents	3 times base salary
Designated Senior Vice Presidents and Vice Presidents	1 times base salary
Of the Named Executive Officers, Mr. Doyle, Ms. Irwin and Mr. Brownlee held Shares with a value in excess of the ownership guidelines as of February 27, 2006. Details regarding the ownership of Shares by the Named Executive Officers are set forth under “Ownership of Shares”.
Chief Executive Officer Compensation
The Committee reviews annually the Chief Executive Officer’s salary, any awards under the Short- and Medium-Term Incentive Plans and any grant of options under the Corporation’s option plans and makes its recommendations to the Board. The Chief Executive Officer’s annual salary is determined primarily on the basis of his individual performance and the performance of the Corporation. While no mathematical weighting formula exists, the Committee considers all factors which it deems relevant, including the Corporation’s financial results, the Corporation’s TSR and performance relative to its Comparator Group, the duties and responsibilities of the Chief Executive Officer, the Chief Executive Officer’s individual performance relative to written objectives established at the beginning of each year, and current compensation levels. Awards pursuant to the Short- and Medium-Term Incentive Plans and under the option plans are made in accordance with the plans as outlined above.
Reference is also made to the compensation of Chief Executive Officers of the Comparator Group and Additional Surveys. The comparison of the Corporation’s Chief Executive Officer compensation to the Comparator Group incorporates many factors including the relative sales and market capitalization of the companies, their profitability and shareholder return history, the duties of the Chief Executive Officer and any other extenuating or special circumstances. In general, the Chief Executive Officer’s cash compensation is set at the 50th percentile of the applicable range.
In January 2006, the Committee and the Board reviewed Mr. Doyle’s performance relative to his 2005 performance goals for the purpose of determining his 2006 base pay level and 2005 short-term incentive bonus award. At that time, a salary of $1,000,000 and short-term incentive bonus award of $1,056,000 for 2005 performance were recommended by the Committee and approved by the Board. The goals and related achievements upon which the decision was based were:

1.	Improvement in all safety indices.

This goal was not met in 2005. Recordable and lost time injury rates both increased from the record-low levels of 2004.

2.	Meet or exceed approved 2005 budget, including earnings per share (EPS) and cash flow per share (CFPS) targets.

This goal was achieved.

3.	Outperform our peer group of basic materials companies in total shareholder return.

TSR for the last three years ending December 31, 2005 was 158% for the Corporation versus 57.4% for the DJUSBMI; however TSR for 2005 was -2.7% for the Corporation versus 6.3% for the DJUSBMI.

4.	Continue to implement strategic plan to decommoditize selected product lines with particular focus on improving return on our phosphate business.

During second quarter of 2006, a new purified phosphate plant will come on stream in Aurora, NC. The new DFP plant at Aurora demonstrated production at capacity, substantially improving feed phosphate results. Phosphate gross margin for 2005 was $98.9 million, more than six times the 2004 total.

5.	Grow revenue base and bottom line for the company through strategic use of capital.

Revenue increased to $3,847.2 million in 2005 versus $3,244.4 million in 2004 and net income in 2005 was $542.9 million versus $298.6 million in 2004. Strategic capital was used to complete the Rocanville expansion, continue the purified phosphoric acid plant expansion, and complete key Trinidad debottlenecks. Investments in other companies included $18.6 million in Arab Potash Company, $74.9 million in Israel Chemicals, Ltd. and $97.4 million in Sinochem Hong Kong Holdings Limited (“Sinofert”).

6.	Oversee the establishment of a global International Plant Nutrition Institute through the International Fertilizer Association to ensure a scientific environmental defense for fertilizer products.

This effort is ongoing and should be achieved by the end of 2006.
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7.	Show measurable success in leadership development and succession planning for the Corporation’s employees.

During 2005, 75% of position movements in the executive and senior staff group were filled by promoting and transferring internal candidates.

8.	Lead management’s effort in maintaining best corporate governance practices at all levels.

Mr. Doyle supported management and approved continuing initiatives in the area of corporate compliance. In addition, the tone was set at the top of the organization regarding the importance of conducting business honestly, fairly, with integrity and in compliance with all legal requirements and for all employees to reaffirm their commitment to the company’s “Statement of Core Values and Code of Business Conduct”.

9.	Find new ways to make it easier for our customers to do business with us.

The following four customer service initiatives were begun in 2005:

▪	Open/shipped orders confirmation tool – an automatic e-mail to customers on a regular basis with a summary of all open and shipped orders on a month-to-date or year-to-date basis so they can track any changes that need to be made to their open orders.

▪	Enterprise wide customer complaint system – central data bank to track complaint receipt and resolution.

▪	Customer contact recording system – enhanced technology to note customer requirements, comments and commitments and to review previous actions in order to improve the quality and depth of our customer response.

▪	Website hits reporting tool – enhanced technology to track customers’ preferences when it comes to utilizing our website and to focus on expanding and improving areas most often utilized.

10.	Provide leadership for the company with the investment community, within our industry and in the communities in which our people work and reside.

In 2005, Mr. Doyle supported and was directly involved with numerous analyst and shareholder events, including meetings with major shareholders, analyst meetings, conference calls, and plant site tours. The Corporation received 5 awards from the Canadian Institute of Certified Accountants (CICA) for its annual reporting, sustainability report and corporate governance disclosure. This included the top reporting award in the mining sector, second place for our sustainability report and corporate governance disclosure, and top honors for our annual report and recognition as the overall best corporate reporter in Canada.

Leadership in our communities was demonstrated by community support projects at all our plants and offices, both cash donations and volunteer hours. The Corporation demonstrated its commitment to stakeholders in the global community by providing major contributions to the South Asia tsunami relief effort and to Hurricane Katrina relief. Corporate donations increased by 58% in 2005.
Mr. Doyle’s compensation for 2005 as set forth in the Summary Compensation Table and salary for 2006 were determined in accordance with the foregoing and approved by the Committee together with all other independent members of the Board.
Submitted on behalf of the Committee: John W. Estey, Wade Fetzer III, Jeffrey J. McCaig and Paul J. Schoenhals.
Report on Corporate Governance and Nominating Matters
Disclosure Regarding Nominating Committee Processes
The Corporation has a standing Corporate Governance and Nominating Committee, referred to as the “CG&N Committee” hereinafter in this report. The CG&N Committee has a charter which is available to shareholders and others at the Corporation’s website, www.potashcorp.com. Each of the following five directors who comprise the CG&N Committee is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles” (which is available on the Corporation’s website), NI 58-101, applicable rules of the SEC and the corporate governance rules of the NYSE. See also “Nominees for Election to the Board of Directors – Director Independence and Other Relationships”. During the fiscal year ended December 31, 2005, the CG&N Committee met 6 times.

Mary Mogford (Chair)
Frederick J. Blesi
Wade Fetzer III
Dallas J. Howe
E. Robert Stromberg
Shareholders may propose individuals to be nominated for election as directors (a “Proposal”) in accordance with the provisions of Section 137 of the Canada Business Corporations Act  (the “Act”). Shareholders wishing to make a Proposal should refer to the relevant sections of the Act for a description of the procedures to be followed. For additional information regarding shareholder proposals, see “2007 Shareholder Proposals”. Shareholders who do not meet the threshold criteria for making, or otherwise choose not to make, a Proposal may at any time suggest nominees for
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election to the Board. Names of and supporting information regarding such nominees should be submitted to: Corporate Secretary, Potash Corporation of Saskatchewan Inc., Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan, S7K 7G3, Canada.
A CG&N Committee-recommended nominee for a position on the Board must, at a minimum, meet the qualification standards for directors established by Section 105 of the Act. In addition, such nominee must possess and exhibit the highest degree of integrity, professionalism, values and independent judgment. The CG&N Committee also believes that the Board should be comprised of directors who possess experience and expertise in one or more of the following areas:

•	fertilizer industry
•	global and international commerce
•	transportation industry
•	e-commerce and technology
•	finance
•	law
•	accounting
•	mining industry
•	chemical industry
•	general business management
•	public policy
On an ongoing basis the CG&N Committee asks incumbent directors and senior management to suggest individuals who should be considered as proposed nominees to the Board. The CG&N Committee identifies the mix of expertise and qualities required for the Board. The Chair of the CG&N Committee, in consultation with the CG&N Committee, the Board Chair and the Chief Executive Officer maintains a list of potential candidates suggested by incumbent directors, senior management or shareholders and biographical information for each such potential candidate. When it becomes apparent that a vacancy on the Board will arise, either from mandatory or elective retirement or otherwise, the CG&N Committee reviews its list of potential candidates against the skill sets of incumbent Board members and the range of experience and expertise necessary for the Board. Potential candidates who have, in the opinion of the CG&N Committee, the desired expertise are identified. Those who have the requisite qualifications and meet the Corporation’s standards are ranked by the CG&N Committee in order of preference and contacted to determine their interest in serving on the Board. If this process does not result in the identification of suitable nominees, the CG&N Committee may engage the services of a search firm to assist in the identification of director candidates. The CG&N Committee evaluates all potential candidates in the manner described, no matter what the source of the recommendation.
Prior to joining the Board, new directors are informed of the degree of energy and commitment the Corporation expects of its directors.
In an uncontested election, any nominee for director who fails to receive votes in favor of his or her election representing at least a majority of the votes cast (added together with the votes withheld) shall tender his or her resignation for consideration by the CG&N Committee. Except in extenuating circumstances, it is expected that the CG&N Committee will recommend to the Board that the resignation be accepted and effective within a period of 90 days and that the action taken be publicly disclosed. To the extent possible, the CG&N Committee and Board members who act on the resignation shall be directors who have themselves received a majority of votes cast.
Disclosure Regarding Director Orientation and Continuing Education
The Board has adopted a written New Director Orientation Policy designed to:

(a)	provide each new director with a baseline of knowledge about the Corporation which will serve as a basis for informed decision-making;

(b)	tailor the program for each new director to take into account his or her unique mix of skills, experience, education, knowledge and needs; and

(c)	be delivered over a period of time to minimize the likelihood of overload and maximize the lasting educational impact.
The orientation program is tailored to the needs of each new director, and consists of a combination of written materials, one-on-one meetings with senior management, site visits and other briefings and training as appropriate.
The Board also recognizes the importance of ongoing director education and the need for each director to take personal responsibility for this process. To facilitate ongoing education, the Corporation will:

(a)	maintain a directors’ intranet site to facilitate the exchange of views and published information;

(b)	maintain a membership for each director in an organization dedicated to corporate governance and ongoing director education;

(c)	each year encourage and fund the attendance of each director at one seminar or conference of interest and relevance and fund the attendance of each Committee Chair at one additional seminar or conference. In all cases, approval for attendance shall be obtained, in advance, from the Board Chair. In 2005, a number of directors took advantage of our policy by attending seminars or conferences of interest or relevance;

(d)	encourage presentations by outside experts to the Board or Committees on matters of particular import or emerging significance; and
MANAGEMENT PROXY CIRCULAR │ Corporate Governance

(e)	at least annually, schedule a site visit in conjunction with a Board meeting.
The Board holds one meeting each year at one of the Corporation’s operating facilities. Site visits by the Board and meetings with senior management of the facility are incorporated into the itinerary.
Disclosure Regarding the Ability of Shareholders to Communicate With the Board of Directors
The Corporation has a process for shareholders or other interested parties who wish to communicate with members of the Board, including the presiding director or the non-management directors as a group. Communications in writing should be sent to:

PotashCorp Board of Directors
c/o Corporate Secretary
Suite 500, 122 – 1st Avenue South
Saskatoon, Saskatchewan S7K 7G3
CANADA
Communications by e-mail should be sent to directors@potashcorp.com.
Matters relating to the Corporation’s accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Other matters will be referred to the Board Chair.
To further facilitate communications between the Corporation’s shareholders and the Board, the Corporation has adopted a policy that all directors standing for re-election and all new director nominees are expected to attend the Meeting. In 2005, all such directors and nominees attended the annual meeting.
Submitted on behalf of the CG&N Committee: Mary Mogford, Frederick J. Blesi, Wade Fetzer III, Dallas J. Howe and E. Robert Stromberg.
MANAGEMENT PROXY CIRCULAR │ Corporate Governance

Ownership of Shares
The following table sets forth information as of February 27, 2006, with respect to the beneficial ownership of Shares held by the executive officers of the Corporation named in the Summary Compensation Table herein and by all directors and executive officers of the Corporation as a group.

		Number of	Percentage
		Shares	of
	Number of	Beneficially	Outstanding
Name	Shares Held	Owned(1)(2)(3)	Shares

William J. Doyle, Director, President and Chief Executive Officer	77,978	790,490	0.76%

Wayne R. Brownlee, Executive Vice President, Treasurer and Chief Financial Officer	17,398	355,618	0.34%

James F. Dietz, Executive Vice President and Chief Operating Officer	12,600	258,852	0.25%

Barbara J. Irwin, Senior Vice President, Administration	12,065	185,285	0.18%

Garth W. Moore, President, PCS Potash	6,622	124,842	0.12%

All directors and executive officers as a group, including the above-named individuals (26 persons)	220,871	2,488,875	2.40%

(1) The number of Shares beneficially owned is reported on the basis of regulations of the SEC, and includes Shares that the individual has the right to acquire at any time within 60 days after February 27, 2006 and Shares directly or indirectly held by the individual or by certain family members or others over which the individual has sole or shared voting or investment power.

(2) Each of the directors and executive officers of the Corporation owned less than 1% of the Shares issued and outstanding as at February 27, 2006. The directors and executive officers of the Corporation as a group beneficially owned approximately 2.401% of the Shares issued and outstanding as at February 27, 2006.

(3) Includes Shares purchasable within 60 days after February 27, 2006 through the exercise of options granted by the Corporation, as follows: Mr. Doyle 712,512 Shares; Mr. Brownlee 338,220 Shares; Mr. Dietz 246,252 Shares; Ms. Irwin 173,220 Shares; Mr. Moore 118,220 Shares and directors and executive officers as a group, including the foregoing individuals, 2,268,004 Shares.
Listed below are the names and other information concerning persons known to the Corporation (from records and reports filed with the SEC on Schedule 13D or 13G) who owned, as of February 27, 2006 more than 5% of the Corporation’s Shares:

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class(1)

FMR Corp. (Fidelity) 82 Devonshire Street Boston, Massachusetts 02109	16,771,446(2)(3)	16.18%

PRIMECAP Management Company 225 S. Lake Ave., #400 Pasadena, California 91101	10,279,315(4)(5)	9.92%

Capital Group International, Inc. 11100 Santa Monica Blvd. Los Angeles, California 90025	8,792,250(6)(7)(8)	8.48%

Capital Guardian Trust Company 11100 Santa Monica Blvd. Los Angeles, California 90025	6,454,250(8)(9)(10)	6.23%

Jarislowsky, Fraser Limited 1010 Sherbrooke St. West Suite 2005 Montreal, Quebec H3A 2R7	5,803,930(11)(12)	5.60%

(1) Represents percent of Shares outstanding as of February 27, 2006.

(2) Such person has sole dispositive power as to all 16,771,446 Shares and sole voting power as to 4,330,031 Shares.

(3) As set forth in a Schedule 13G dated February 14, 2006.

(4) Such person has sole dispositive power as to all 10,279,315 Shares and sole voting power as to 2,608,915 Shares.

(5) As set forth in a Schedule 13G dated February 8, 2006.

(6) Such person has sole dispositive power as to all 8,792,250 Shares and sole voting power as to 7,371,150 Shares.

(7) As set forth in a Schedule 13G dated February 2, 2006.

(8) Capital Group International, Inc. may be deemed the beneficial owner of the Shares of its subsidiaries, including the 6,454,250 Shares beneficially owned by Capital Guardian Trust Company.

(9) Such person has sole dispositive power as to all 6,454,250 Shares and sole voting power as to 5,300,750 Shares.

(10) As set forth in a Schedule 13G dated February 2, 2006.

(11) Such person has sole dispositive power as to all 5,803,930 Shares, sole voting power as to 4,854,556 Shares, and shared voting powers as to 949,374 Shares.

(12) As set forth in a Schedule 13G dated February 10, 2006.
MANAGEMENT PROXY CIRCULAR │ Ownership of Shares

Executive Compensation
Summary Compensation Table
The following table sets forth, for the periods indicated, all compensation earned by the individuals who served as the Chief Executive Officer and the Chief Financial Officer of the Corporation, and by each of the Corporation’s other three most highly compensated executive officers as of the end of calendar year 2005, for services rendered to the Corporation and its subsidiaries (the “Named Executive Officers”).
Summary Compensation Table(1)

						Long-Term Compensation

		Annual Compensation				Awards	Payouts
										Additional 2005 Information

						Securities
						Underlying				Option Grant
				Other Annual		Options	LTIP	All Other		Date Present
		Salary	Bonus(2)	Compensation		Granted(3)	Payouts(4)	Compensation		Value(12)	Totals(13)
Name and Principal Position	Year	$	$	$		#	$	$		$	$

William J. Doyle	2005	950,000	1,056,000	66,501	(5)	225,000	6,332,879	70,023	(6)	4,416,750	12,892,153
President and	2004	808,750	1,375,000	139,431	(5)	–	–	25,500	(6)
Chief Executive Officer	2003	783,750	535,000	51,579	(5)	112,512	–	81,822	(6)

Wayne R. Brownlee	2005	420,000	352,000	117	(7)	65,000	1,659,358	34,089	(8)	1,286,043	3,751,607
Executive Vice President,	2004	359,385	350,000	6,630	(7)	–	–	13,727	(8)
Treasurer and Chief	2003	359,385	144,000	2,649	(7)	48,220	–	19,321	(8)
Financial Officer

James F. Dietz	2005	417,783	318,000	1,736	(7)	65,000	2,001,334	17,965	(9)	1,275,950	4,032,768
Executive Vice President	2004	385,288	370,000	4,238	(7)	–	–	4,614	(9)
and Chief Operating Officer	2003	385,288	164,000	–		56,252	–	12,284	(9)

Barbara J. Irwin	2005	347,416	201,000	1,736	(7)	35,000	1,457,259	11,905	(10)	687,050	2,706,366
Senior Vice President,	2004	324,741	275,000	4,584	(7)	–	–	2,253	(10)
Administration	2003	322,333	126,000	–		48,220	–	11,629	(10)

Garth W. Moore	2005	348,938	195,000	5,880	(7)	35,000	1,464,744	30,695	(11)	692,485	2,737,742
President,	2004	317,216	267,000	3,419	(7)	–	–	13,417	(11)
PCS Potash	2003	317,216	123,000	2,570	(7)	48,220	–	18,437	(11)

(1)	Those amounts which were paid in Canadian dollars have been converted to United States dollars using the average exchange rate for the month prior to the date of payment.

(2)	Reports amounts awarded pursuant to the Corporation’s Short-Term Incentive Plan. See “Compensation Committee Report on Executive Compensation – Short-Term Incentive Compensation”.

(3)	Options granted pursuant to the Stock Option Plan – Officers and Employees and the 2005 Performance Option Plan. 2003 amounts adjusted to reflect the stock split which occurred in August 2004.

(4)	Reflects payouts pursuant to the terms of the Long-Term Incentive Plan in effect for the three-year performance period January 1, 2003 to December 31, 2005. The calculation was based on performance over the three-year period, measured by reference to TSR. TSR of the Corporation measured the capital appreciation of the Shares over the performance period and included dividends paid. As such, it simulated the actual investment performance realized by shareholders. The plan considered both the TSR of the Corporation and the TSR performance relative to the DJUSBMI.
    The following table sets forth rates of return over the performance period (using the defined average opening/closing prices):

	Potash Corp (NYSE)	DJUSBMI

TSR	148.77%	60.11%

Market capitalization for the Corporation was $3.31 billion as at January 1, 2003 and $8.31 billion as at December 31, 2005. This represented an increase of $5.0 billion, or 151%.

For details regarding the Medium-Term Incentive Plan in place for the performance period January 1, 2006 to December 31, 2008, see “Compensation Committee Report on Executive Compensation – Medium-Term Incentive Plan”.

(5)	Of the other annual compensation indicated for 2005, $21,636 is related to spousal travel benefits (while accompanying the executive on Corporation business), $17,347 reflects payments made for personal tax planning, preparation, administration and financial matters, $16,860 reflects a membership allowance, and $10,064 relates to tax reimbursements on taxable benefits. Of the other annual compensation indicated for 2004, $84,820 reflects a membership allowance and $9,755 represents tax reimbursements on taxable benefits. Of the other annual compensation indicated for 2003, $34,854 reflects payments made for personal tax preparation and administration, and $3,048 represents tax reimbursements on taxable benefits.

(6)	The reported amounts for 2005, 2004 and 2003 consist, respectively, of:

(i)	$60,128, $17,259 and $28,740 which represents the Corporation’s contribution to the Corporation’s defined contribution pension and savings plan on behalf of the indicated Named Executive Officer;

(ii)	$9,895, $8,241 and $8,532 which represents the value of the benefit for group term life insurance premiums paid by the Corporation on behalf of the indicated Named Executive Officer; and

(iii)	$44,550 for 2003 which represents moving expenses.

(7)	The reported amounts for 2005, 2004 and 2003 represent tax reimbursements on taxable benefits.
MANAGEMENT PROXY CIRCULAR │ Executive Compensation

(8)	The reported amounts for 2005, 2004 and 2003 consist, respectively, of:

(i)	$30,725, $10,995 and $15,944 which represents the Corporation’s contribution to its defined contribution pension and savings plans on behalf of the indicated Named Executive Officer; and

(ii)	$3,364, $2,732 and $3,377 which represents the value of the benefit for group term life insurance premiums paid by the Corporation on behalf of the indicated Named Executive Officer.

(9)	The reported amounts for 2005, 2004 and 2003 consist, respectively of:

(i)	$11,709, $0 and $10,000 which represents contributions by the Corporation’s subsidiary to its defined contribution pension plan on behalf of the indicated Named Executive Officer; and

(ii)	$6,256, $4,614, and $2,284 which represents the value of the benefit for group term life insurance premiums paid by the Corporation’s subsidiary on behalf of the indicated Named Executive Officer.

(10)	The reported amounts for 2005, 2004 and 2003 consist, respectively of:

(i)	$9,892, $681 and $9,707 which represents contributions by the Corporation’s subsidiary to its defined contribution pension plan on behalf of the indicated Named Executive Officer; and

(ii)	$2,013, $1,572, and $1,922 which represents the value of the benefit for group term life insurance premiums paid by the Corporation’s subsidiary on behalf of the indicated Named Executive Officer.

(11)	The reported amounts for 2005, 2004 and 2003 consist, respectively, of:

(i)	$27,323, $10,426 and $14,682 which represents the Corporation’s contribution to its defined contribution pension and savings plans on behalf of the indicated Named Executive Officer; and

(ii)	$3,372, $2,991, $3,755 which represents the value of the benefit for group term life insurance premiums paid by the Corporation on behalf of the indicated Named Executive Officer.

(12)	Taken from “Option Grants During the Most Recently Completed Fiscal Year” table below.

(13)	Total of the dollar values disclosed on the “Summary Compensation Table” and the “Option Grant Date Present Value” for 2005.
Options
The following table provides details on the options granted to the Named Executive Officers during the fiscal year ended December 31, 2005.
Option Grants During the Most Recently Completed Fiscal Year(1)

Individual Grants

	Number of	% of Total Options
	Securities	Granted to	Exercise or		Grant Date
	Underlying Options	Employees in	Base Price		Present Value(3)(4)
Name	Granted(1)(2)	Fiscal Year	($/Share)	Expiration Date	$

William J. Doyle	225,000	18.93%	$88.23	May 5, 2015	$4,416,750
Wayne R. Brownlee	65,000	5.47%	Cdn$109.92	May 5, 2015	1,286,043
James F. Dietz	65,000	5.47%	$88.23	May 5, 2015	1,275,950
Barbara J. Irwin	35,000	2.94%	$88.23	May 5, 2015	687,050
Garth W. Moore	35,000	2.94%	Cdn$109.92	May 5, 2015	692,485

(1)	Options granted pursuant to the Corporation’s 2005 Performance Option Plan.

(2)	Options granted on May 5, 2005. Subject to the terms of the 2005 Performance Option Plan, each option will vest, if at all, based on achievement of certain corporate measures over a three-year period ending December 31, 2007.

(3)	The Black-Scholes-Merton Option Pricing Model was used by the Compensation Committee to determine the grant date present value of the stock options granted in May 2005 by the Corporation to the Named Executive Officer, thereby assisting in the calculation regarding the number of options to grant. Under the Black-Scholes-Merton Option Pricing Model, the “Grant Date Present Value” of the stock options referred to in the table was $19.63 per Share for Mr. Doyle, Mr. Dietz and Ms. Irwin and Cdn$24.63 per Share for Mr. Brownlee and Mr. Moore. The material assumptions and adjustments incorporated in the Black-Scholes-Merton Option Pricing Model in estimating the value of options reflected in the above table include the following:

(i)	an option term of 10 years and an interest rate of 4.14% (US risk free rate corresponding to the term of the options) with respect to options granted to Mr. Doyle, Mr. Dietz and Ms. Irwin; and an option term of 10 years and an interest rate of 4.13% (Cdn. risk free rate corresponding to the term of the options) with respect to the options granted to Mr. Brownlee and Mr. Moore;

(ii)	with respect to options granted to Mr. Doyle, Mr. Dietz and Ms. Irwin, volatility of 27.1% (calculated using daily stock prices on the NYSE for the three-year period prior to 4/1/2005); and with respect to the options granted to Mr. Brownlee and Mr. Moore, volatility of 27.09% (calculated using daily stock prices on the TSX for the three-year period prior to 4/1/2005);

(iii)	with respect to the options granted to Mr. Doyle, Mr. Dietz and Ms. Irwin, dividends at the rate of $0.60 per Share and with respect to the options granted to Mr. Brownlee and Mr. Moore, dividends at the rate of Cdn$0.7424 per Share (representing the annualized dividends paid with respect to a Share at the date of grant); and

(iv)	a discount related to risk of forfeiture of 29.63% for Mr. Doyle, Mr. Dietz and Ms. Irwin and 29.05% for Mr. Brownlee and Mr. Moore was applied. A further 25% discount regarding risk for the performance based features was also then applied.

The ultimate values of the options will depend on the future market price of the Shares, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Shares over the exercise price on the date the option is exercised.

(4)	Amounts denominated in Canadian dollars are converted to United States dollars at the exchange rate in effect at the date of grant of the options.
MANAGEMENT PROXY CIRCULAR │ Executive Compensation

The following table sets forth the options exercised during the year ended December 31, 2005 by the Named Executive Officers, the number of options held by the Named Executive Officers at year end, and the year-end value of unexercised, in-the-money options held by such individuals at December 31, 2005.
Aggregated Option Exercises During the Most Recently Completed
Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised in-the-
	Securities		Underlying Options at FY-End		Money Options at FY-End(2)
	Acquired on	Aggregate
	Exercise	Value Realized(1)		# Not		$ Not
Name	#	$	# Exercisable	Exercisable	$ Exercisable	Exercisable

William J. Doyle	160,000	$9,788,765	712,512	225,000	$30,263,369	$0
Wayne R. Brownlee	76,300	4,356,863	338,220	65,000	12,569,636	0
James F. Dietz	30,000	2,034,765	246,252	65,000	10,175,215	0
Barbara J. Irwin	15,000	810,379	173,220	35,000	6,986,915	0
Garth W. Moore	90,000	4,569,609	118,220	35,000	3,362,569	0

(1)	All values are pre-tax.

(2)	Values are calculated by determining the amount by which the market value of the Shares underlying the options on December 31, 2005 exceeded the exercise prices of the options and converting Canadian dollar amounts to United States dollars using the December 31, 2005 exchange rate of $0.8577.
Pension Plans
The Corporation maintains the Potash Corporation of Saskatchewan Inc. Pension Plan (the “PCS Plan”), which generally requires all participating employees to contribute 5.5% of their earnings (or such lesser amount as is deductible for Canadian income tax purposes) to the PCS Plan and the Corporation to contribute an equal amount. When an individual retires, the full amount in the individual’s account is used to produce the pension.
The Corporation maintains a Supplemental Retirement Income Plan (the “Supplemental Plan”), which provides a supplementary pension benefit for certain of the Corporation’s officers and key managers. Under the basic terms of the Supplemental Plan, a pension benefit is provided in an amount equal to 2% of the average of the participant’s three highest years’ earnings multiplied by the participant’s years of pensionable service (to a maximum of 35 years), minus any annual retirement benefit payable under the PCS Plan or certain other tax qualified plans. For the purposes of the Supplemental Plan, earnings are defined as the participant’s annual base pay plus 100% of all bonuses paid or payable for such year pursuant to the Short-Term Incentive Plan. The normal retirement age pursuant to the Supplemental Plan is 65, with a reduction in benefits for early retirement prior to age 62. No benefits pursuant to the Supplemental Plan are payable if termination occurs prior to age 55. Benefits payable to employees who have reached the minimum age (55) for retirement pursuant to the Supplemental Plan are generally secured by letters of credit provided by the Corporation and are generally paid in the form of an annuity for life, or at a participant’s election, in a single lump sum payment equal to the actuarial present value of the annual benefit provided by the Supplemental Plan.
For a designated group of senior officers, including Mr. Doyle, Mr. Brownlee and Mr. Moore, the benefit payable under the Supplemental Plan is an amount equal to (i) 5% of the average of the senior officer’s three highest years’ earnings multiplied by the senior officer’s years of pensionable service (to a maximum of 10 years), plus (ii) 2% of the average of the senior officer’s three highest years of earnings multiplied by the senior officer’s years of pensionable service in excess of 25 years to a maximum of 10 additional years, minus (iii) any annual retirement benefit payable under the PCS Plan and certain other tax qualified plans.
The following table shows the range of estimated annual benefits to Mr. Doyle, Mr. Brownlee and Mr. Moore pursuant to the Supplemental Plan. Estimated benefits payable pursuant to the Supplemental Plan will be reduced by any benefits payable to Mr. Doyle, Mr. Brownlee and Mr. Moore pursuant to the PCS Plan and certain other tax qualified plans.
Supplemental Retirement Income Plan Table

	Years of Service
Remuner-
ation ($)	10	20	30	40

$250,000	$125,000	$125,000	$150,000	$175,000
500,000	250,000	250,000	300,000	350,000
1,000,000	500,000	500,000	600,000	700,000
1,500,000	750,000	750,000	900,000	1,050,000
2,000,000	1,000,000	1,000,000	1,200,000	1,400,000
3,000,000	1,500,000	1,500,000	1,800,000	2,100,000

As of December 31, 2005, the average of the three highest years’ earnings for purposes of the Supplemental Plan for each Named Executive Officer participating in the Supplemental Plan was as follows: $1,942,500 for Mr. Doyle, $650,923 for Mr. Brownlee and $546,790 for Mr. Moore. The estimated credited years of service at assumed retirement age of 65 for each of the Named Executive Officers participating in the Supplemental Plan are as follows: 28 years for Mr. Doyle, 41 years for Mr. Brownlee and 31 years for Mr. Moore.
The cost of the future pension benefits is calculated each year by the Corporation and is reviewed by independent actuaries. The 2005 annual service cost and total accrued pension obligations for the Supplemental Plan as at December 31,
MANAGEMENT PROXY CIRCULAR │ Executive Compensation

2005 respectively, for Mr. Doyle is $363,668 and $8,008,965, for Mr. Brownlee $113,262 and $4,052,773 and for Mr. Moore $82,765 and $2,333,313. The annual service cost represents the value of the projected Supplemental Plan benefit earned during the year. The total accrued pension obligation represents the value of the projected Supplemental Plan benefit earned for all service to date.
The annual service cost and total accrued pension obligations described above are based on estimates solely related to this plan, and represent contractual entitlements which may change over time. The methods used to determine such estimated amounts will not be identical to the methods used by other companies and, as a result, these figures may not be directly comparable across companies. The assumptions for this plan also differ from the assumptions disclosed in Note 14 to the consolidated financial statements relating to the Corporation’s significant pension plans. The key assumptions made in determining these amounts are as follows:

	Assumptions	Assumptions	Assumptions
	Used at the End	Used at the End	Used at the End
	of the Year 2005	of the Year 2004	of the Year 2003
	and for the	and for the	and for the
	2006 Expense	2005 Expense	2004 Expense

Interest Rate	5.00% per annum	6.00% per annum	7.00% per annum

Increase in Pensionable Earnings	4.00% per annum	5.00% per annum	5.00% per annum

Increase in the Income Tax Act Maximum Contribution Limits	2.00% per annum	2.00% per annum	2.00% per annum

Expected Return on Plan Assets	N/A	N/A	N/A

Retirement Age	Age 62	Age 62	Age 62

Mortality Rates	1994 Unisex Pensioner Mortality Table	1994 Unisex Pensioner Mortality Table	1983 Group Annuity Mortality Table

Prior to January 1, 1999, PCS Phosphate and PCS Nitrogen maintained separate defined benefit pension plans for their respective eligible U.S. employees, including Mr. Dietz in the case of PCS Nitrogen. Effective January 1, 1999, the Corporation consolidated its pension plans for U.S. employees and the Nitrogen Pension Plan was merged with and into the Phosphate Pension Plan to form a new U.S. Pension Plan (the “U.S. Pension Plan”).
Under the U.S. Pension Plan, participants age 62 or older with at least 20 years of service receive a retirement benefit of 1.5% of the participant’s final average compensation (as defined below) multiplied by the participant’s years of service accrued after December 31, 1998 (maximum 35 years) in the form of a life annuity. Participants with service accrued prior to January 1, 1999 under previous plans, including Mr. Dietz, will have a portion of their retirement benefit calculated under the formulas for such plans. Employees not meeting the minimum age or years of service requirement at termination will receive a reduced benefit.
Pursuant to the U.S. Pension Plan, final average compensation is defined as compensation for the highest paid 60 consecutive months of service out of the last 120 months of service. Compensation is defined as a participant’s base pay plus annual bonus. The retirement benefits from the U.S. Pension Plan for Mr. Dietz and Ms. Irwin are subject to certain limitations on the amount of retirement benefits that may be provided under U.S. tax qualified pension plans. The Corporation maintains a supplemental pension plan (the “U.S. Supplemental Plan”) intended to provide participants with the same aggregate benefits that such participant would have received had there been no legal limitations on the benefits provided by the U.S. Pension Plan. No benefits pursuant to the U.S. Supplemental Plan are payable if termination occurs prior to age 55.
For Mr. Dietz and Ms. Irwin, the following table represents the range of estimated annual benefits under the U.S. Pension Plan and the U.S. Supplemental Plan for service on or after January 1, 1999.
Post-1998 Service Table

	Years of Service
Remuner-
ation ($)	10	15	20	25	30

$300,000	$45,000	$67,500	$90,000	$112,500	$135,000
400,000	60,000	90,000	120,000	150,000	180,000
500,000	75,000	112,500	150,000	187,500	225,000
600,000	90,000	135,000	180,000	225,000	270,000
700,000	105,000	157,500	210,000	262,500	315,000
800,000	120,000	180,000	240,000	300,000	360,000

As of December 31, 2005, the final average compensation for the purposes of the U.S. Pension Plan and U.S. Supplemental Plan for Mr. Dietz was $615,843 and for Ms. Irwin was $452,674. The estimated credited years of post-1998 service under such plans at normal retirement age of 65 for Mr. Dietz is 13 years and for Ms. Irwin 20 years.
As of December 31, 1998, the Nitrogen Pension Plan provided a normal monthly retirement benefit equal to the sum of (i) 1.1% of the participant’s average monthly pay during the highest paid 60 consecutive calendar months of the last 120 calendar months of employment multiplied by the participant’s credited service, and (ii) 0.4% of (a) the excess of such average monthly pay over the participant’s “covered compensation” multiplied by (b) the participant’s credited service (up to a maximum of 35 years). “Covered compensation” is defined as the 35-year average of the U.S. Social Security wage bases measured from the year in which the participant reaches Social Security retirement age.
The following table represents the range of estimated annual benefits for Mr. Dietz pursuant to the formula in the Nitrogen Pension Plan (including benefits relating to pre-1999 service under the U.S. Supplemental Plan).
MANAGEMENT PROXY CIRCULAR │ Executive Compensation

Nitrogen Pre-1999 Service Table

	Years of Service
Remuner-
ation ($)	5	10	15	20	25

$300,000	$21,000	$43,000	$64,000	$85,000	$106,000
400,000	29,000	58,000	86,000	115,000	144,000
500,000	36,000	73,000	109,000	145,000	181,000
600,000	44,000	88,000	131,000	175,000	219,000
700,000	51,000	103,000	154,000	205,000	256,000
800,000	59,000	118,000	176,000	235,000	294,000

As of December 31, 2005, the estimated credited years of pre-1999 service at normal retirement age of 65 for Mr. Dietz is 6 years for the purposes of the U.S. Pension Plan, and 2 years for purposes of the U.S. Supplemental Plan. Final average compensation is the same as that calculated for the purpose of the U.S. Pension Plan and post-1998 service.
The 2005 annual service cost and the total accrued pension obligation for the U.S. Supplemental Plan as at December 31, 2005, respectively for Mr. Dietz is $39,571 and $627,433, for Ms. Irwin is $24,242 and $223,759. The annual service cost represents the value of the projected U.S. Supplemental Plan benefit, earned during the year. The total accrued pension obligation represents the value of the projected U.S. Supplemental Plan benefit earned for all service to date. The assumptions used in calculating such obligations are those as used in Note 14 to the consolidated financial statements.
Employment Contracts and Termination of Employment
Change in Control Agreements
Effective December 30, 1994, the Corporation and, where applicable, PCS Sales entered into Change in Control Agreements with certain senior executives, including Mr. Doyle, Mr. Brownlee and Mr. Moore. The initial term of each Change in Control Agreement was through December 31, 1997; however, the term of the Change in Control Agreements has been automatically renewed for successive one-year periods since December 31, 1997 and continues to be subject to automatic renewal for successive one-year terms until the employee reaches age 65 or unless either party gives notice of termination. A change in control of the Corporation will be deemed to have occurred if:

(a)	there is a significant (50% or more) change in the Board within any two-year period, not including replacement directors approved for nomination by the Board;

(b)	there occurs an amalgamation, merger, consolidation or other transaction whereby the control of the existing shareholders of the Corporation is diluted to less than 50% control of the surviving or consolidated entity;

(c)	there occurs a significant (50% or more based on book value) sale or other disposition of the fixed assets of the Corporation within any twelve-month period; or

(d)	any party acquires 20% or more of the voting securities of the Corporation.
Benefits pursuant to the Change in Control Agreements will be payable upon termination of the executive’s employment within two years following a change in control. Termination of the executive’s employment is defined to include the executive ceasing to be employed for any reason, including constructive dismissal, except by reason of death, disability, resignation or voluntary retirement, or dismissal for dishonest or willful misconduct.
The severance benefit entitlements upon termination of employment following a change in control of the Corporation are:

(a)	a lump-sum payment of three times the executive’s current base salary and average bonus for the last three years;

(b)	a lump-sum payment of the pro-rata target bonus for the short year in which the termination occurs;

(c)	immediate vesting and cash out of all outstanding Long-Term Incentive Plan awards;

(d)	a credit of three additional years of service under the Supplemental Plan;

(e)	a three-year continuation of medical, disability and group term life insurance, provided that these benefits terminate upon obtaining similar coverage from a new employer or upon commencement of retiree benefits; and

(f)	financial or outplacement counseling to a maximum of Cdn$10,000.
Payments to be made pursuant to the foregoing and relating to the employee’s bonus may be deferred by the executive for up to three years or for such other period as may be permitted by the Income Tax Act (Canada). For Mr. Doyle, there is provision for a “gross up” of payments to cover excise taxes if payable in respect of such benefits.
All outstanding non-exercisable options granted to the executive pursuant to the option plan become exercisable upon the occurrence of a change in control. In the event no public market for the Shares exists, the Corporation (or PCS Sales, as the case may be) will compensate the executive for the value of his or her options on the basis of a Share value approved by the shareholders of the Corporation upon a change in control, or, if no such value has been approved, then based upon the market value of the Shares when last publicly traded.
Other
The current severance policy of the Corporation for termination without cause, which is applicable to all salaried employees including the Named Executive Officers, is to provide notice of impending termination, or payment of salary in lieu of notice, equivalent to two weeks for each complete year of service (subject to a minimum of 4 weeks and a maximum of 52 weeks). Such policy is superseded by specific termination provisions contained in any applicable written agreement.
MANAGEMENT PROXY CIRCULAR │ Executive Compensation

Performance Graphs
The following graph illustrates the Corporation’s cumulative shareholder return, assuming reinvestment of dividends, by comparing a $100 investment in the Shares at December 31, 2000 to the return on the Standard & Poor’s 500 Index®, the DJUSBMI and a self-selected peer group.

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05

Corporation-NYSE Listing	$100	$80	$84	$116	$225	$219
Self-Selected Peer Group	100	105	108	135	215	276
S&P 500®	100	88	69	88	98	103
DJUSBMI	100	104	88	137	146	167

Symbol
The self-selected peer group consists of:
Agrium Inc.*	AGU
Mosaic Co (formerly IMC Global Inc.)	MOS
Yara International ASA	YAR NO
Israel Chemicals Limited	CHIM IT
Sociedad Quimica Y Minera de Chile S.A.	SQM/B CI
K&S AG	SDF GR
The following graph illustrates the Corporation’s cumulative shareholder return, assuming reinvestment of dividends, by comparing a Cdn$100 investment in the Shares at December 31, 2000 to the return on the S&P/ TSX Composite Index.

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05

Corporation-TSX Listing	$100	$85	$89	$101	$182	$171
S&P/ TSX Composite Index	100	87	77	97	111	138

® Copyright© 2006, Standard & Poor’s, a division of The McGraw Hill Companies, Inc. All rights reserved.
* TSX Listing.
MANAGEMENT PROXY CIRCULAR │ Performance Graphs

Directors’ and Officers’
Liability Insurance
The Corporation has acquired and maintains liability insurance for its directors and officers as well as those of its subsidiaries as a group. The coverage limit of each insurance is $100 million per claim and $100 million in the annual aggregate. The Corporation has entered into a one-year contract ending June 30, 2006. Premiums of $871,450 were paid by the Corporation for the last fiscal year. Claims for which the Corporation grants indemnification to the insured persons are subject to a $5 million deductible for any one loss.
Voting Shares
There are 103,651,326 Shares of the Corporation outstanding as of February 27, 2006, each Share carrying the right to one vote. Each shareholder of record at the close of business on March 13, 2006 is entitled to vote at the Meeting the Shares registered in his or her name on that date.
The quorum for any meeting of shareholders is one or more persons present and holding or representing by proxy not less than 5% of the total number of outstanding Shares.
Normal Course Issuer Bid
On January 25, 2005, the Corporation announced that its Board of Directors had authorized a Share repurchase program of up to 5.5 million Shares (approximately 5% of the Corporation’s issued and outstanding Shares) through a normal course issuer bid. On September 22, 2005, the Corporation announced that its Board of Directors had authorized an increase in the number of Shares sought under the normal course issuer bid. The amendment allowed the Corporation to repurchase up to 4.0 million additional Shares, for a total of 9.5 million Shares (approximately 10% of the Corporation’s public float). Under the normal course issuer bid, Shares could be repurchased from time to time on the open market through February 14, 2006 at prevailing market prices. The purchases were made through the facilities of the TSX and the NYSE. Shares purchased under the bid were cancelled. The Corporation completed its normal course issuer bid on December 16, 2005. A copy of the notice the Corporation filed with the TSX in respect of the normal course issuer bid, as well as the amendment thereto, may be obtained from the Corporate Secretary of the Corporation at the address indicated under “Additional Information”.
2007 Shareholder Proposals
Proposals of shareholders intended to be presented at the Corporation’s annual meeting of shareholders in 2007 and which such shareholders are entitled to request be included in the Management Proxy Circular for that meeting, must be received at the Corporation’s principal executive offices not later than November 29, 2006.
Additional Information
Financial information relating to the Corporation is contained in its comparative financial statements and MD&A for the fiscal year ended December 31, 2005. Additional information relating to the Corporation that are not contained in this Management Proxy Circular, including the Corporation’s financial information as well as its most recent Form 10-K together with any document incorporated by reference therein, are available on SEDAR at www.sedar.com or EDGAR at www.sec.gov/edgar.shtml. Copies may be also be obtained on request from the Corporate Secretary, Potash Corporation of Saskatchewan Inc., Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan, S7K 7G3, Canada.
Directors’ Approval
The contents and the sending of this Management Proxy Circular have been approved by the Board.
JOSEPH A. PODWIKA
Secretary
February 27, 2006
MANAGEMENT PROXY CIRCULAR

Appendix A
Statement of Corporate Governance Practices
The Board, through its Corporate Governance and Nominating Committee, which met 6 times in 2005, is focused on new threshold regulatory standards (both proposed and implemented) as well as best practices that go beyond the requirements mandated by regulation.
To comply with those standards and achieve those best practices, the Board has adopted the “PotashCorp Governance Principles” and “Statement of Core Values and Code of Business Conduct”. The complete text of the “PotashCorp Governance Principles”, the “Statement of Core Values and Code of Business Conduct” and the Board and Committee Charters, as well as other governance related documents, can be found at www.potashcorp.com and are available in print to any shareholder who requests them.
Many regulatory changes have come into effect over the past year. The Corporation has amended its governance practices in response to changes in regulations and best practices and will continue to respond to future corporate governance developments as appropriate. On June 30, 2005, National Policy 58-201 “Corporate Governance Guidelines” (“NP 58-201”) and National Instrument 58-101 “Disclosure of Corporate Governance Practices” (“NI 58-101”) came into force in Canada. The Corporation’s corporate governance practices are substantially in alignment with NP 58-201. In addition, the following table discloses the Corporation’s current corporate governance practices in accordance with the requirements of NI 58-101.

PotashCorp
Disclosure Requirement under Form 58-101F1			Compliance	Comments & Discussion

1.	(a)	Disclose the identity of directors who are independent.	Yes	The Board has determined that all of the directors of the Corporation with the exception of Mr. Doyle and Ms. Paliza are independent. See disclosure under the “Director Independence and Other Relationships” section of this Management Proxy Circular.

	(b)	Disclose the identity of directors who are not independent, and describe the basis of that determination.	Yes	See disclosure under the “Director Independence and Other Relationships” section of this Management Proxy Circular.

	(c)	Disclose whether or not a majority of directors are independent. If a majority of directors are not independent, describe what the board of directors (the board) does to facilitate its exercise of independent judgment in carrying out its responsibilities.	Yes	Ten of twelve, or 83.3%, of the Corporation’s current directors are independent.

	(d)	If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.	Yes	Such other directorships have been disclosed in the “Nominees for Election to the Board of Directors” section of this Management Proxy Circular.

	(e)	Disclose whether or not the independent directors hold regularly scheduled meetings at which members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held during the preceding 12 months. If the independent directors do not hold such meetings, describe what the board does to facilitate open and candid discussion among its independent directors.	Yes	The Board has adopted a policy for the independent members of the Board to meet without management present before and after each regularly scheduled meeting of the Board. These sessions are of no fixed duration and participating directors are encouraged to raise and discuss any issues of concern. This policy was complied with for all meetings of the Board in 2005 with respect to Mr. Doyle (9 meetings). With respect to Ms. Paliza, who was identified as non-independent in early 2005, this was complied with commencing in July 2005 (3 meetings).

MANAGEMENT PROXY CIRCULAR │ Appendix A

PotashCorp
Disclosure Requirement under Form 58-101F1			Compliance	Comments & Discussion

(f)	Disclose whether or not the chair of the board is an independent director. If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities. If the board has neither a chair that is independent nor a lead director that is independent, describe what the board does to provide leadership for its independent directors.	Yes	Dallas J. Howe serves as the Board Chair, and is an independent director. He has served as Board Chair since 2003.

A position description for the Board and Executive Committee Chair has been developed and approved by the Board. Amongst other things the Board and Executive Committee Chair is expected to:

(a)  provide leadership to ensure effective functioning of the Board;

(b)  lead in the assessment of Board and Executive Committee performance;

(c)  assist the Compensation Committee in monitoring and evaluating the performance of the Chief Executive Officer and senior officers of the Corporation;

(d)  lead the Board and Executive Committee in ensuring succession plans are in place at the senior management level; and

(e) act as an effective liaison among the Board and management.

(g)	Disclose the attendance record of each director for all board meetings held since the beginning of the issuer’s most recently completed financial year.	Yes	Attendance records are fully disclosed in the “Compensation/Attendance of Directors” section of this Management Proxy Circular.

Pursuant to the “PotashCorp Governance Principles”, directors are expected to attend all meetings of the Board and Board committees upon which they serve, to come to such meetings fully prepared, and to remain in attendance for the duration of the meetings. Where a director’s absence from a meeting is unavoidable, the director should, as soon as practicable after the meeting, contact the Board Chair, the Chief Executive Officer or the Corporate Secretary for a briefing on the substantive elements of the meeting.

2. Disclose the text of the board’s written mandate. If the board does not have a written mandate, describe how the board delineates its role and responsibilities.			Yes	The Board of Directors Charter is attached to this Management Proxy Circular as Appendix D.

3.	(a)	Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee. If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly describe how the board delineates the role and responsibilities of each such position.	Yes	A position description for the Board and Executive Committee Chair and each Board Committee Chair (which are attached to the relevant Board Committee Charters) has been developed and approved by the Board and can be found on the Corporation’s website at www.potashcorp.com.

MANAGEMENT PROXY CIRCULAR │ Appendix A

PotashCorp
Disclosure Requirement under Form 58-101F1	Compliance	Comments & Discussion

(b)	Disclose whether or not the board and CEO have developed a written position description for the CEO. If the board and CEO have not developed such a position description, briefly describe how the board delineates the role and responsibilities of the CEO.	Yes	A written position description for the Chief Executive Officer has been developed and approved by the Board.

The Chief Executive Officer reports to the Board and has general supervision and control over the business and affairs of the Corporation. Amongst other things, the Chief Executive Officer is expected to:

(a)  foster a corporate culture that promotes ethical practices, encourages individual integrity and fulfils social responsibility;

(b)  develop and recommend to the Board a long-term strategy and vision for the Corporation that leads to creation of shareholder value;

(c)  develop and recommend to the Board annual business plans and budgets that support the Corporation’s long-term strategy; and

(d) consistently strive to achieve the Corporation’s financial and operating goals and objectives.

4.	(a)	Briefly describe what measures the board takes to orient new directors regarding the role of the board, its committees and its directors, and the nature and operation of the issuer’s business.	Yes	The Board has adopted a written New Director Orientation Policy designed to:

(a)  provide each new director with a baseline of knowledge about the Corporation which will serve as a basis for informed decision-making;

(b)  tailor the program for each new director to take into account his or her unique mix of skills, experience, education, knowledge and needs; and

(c)  be delivered over a period of time to minimize the likelihood of overload and maximize the lasting educational impact.

The orientation program is tailored to the needs of each new director, and consists of a combination of written materials, one-on-one meetings with senior management, site visits and other briefings and training as appropriate.

MANAGEMENT PROXY CIRCULAR │ Appendix A

PotashCorp
Disclosure Requirement under Form 58-101F1			Compliance	Comments & Discussion

(b)	Briefly describe what measures, if any, the board takes to provide continuing education for its directors. If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary for them to meet their obligations as directors.	Yes	The Board recognizes the importance of ongoing director education and the need for each director to take personal responsibility for this process. To facilitate ongoing education, the Corporation will:

(a)  maintain a directors’ intranet site to facilitate the exchange of views and published information;

(b)  maintain a membership for each director in an organization dedicated to corporate governance and ongoing director education;

(c)  each year encourage and fund the attendance of each director at one seminar or conference of interest and relevance and fund the attendance of each Committee Chair at one additional seminar or conference. In all cases, approval for attendance shall be obtained, in advance, from the Board Chair. In 2005, a number of directors took advantage of our policy by attending seminars or conferences of interest or relevance;

(d)  encourage presentations by outside experts to the Board or Committees on matters of particular import or emerging significance; and

(e) at least annually, schedule a site visit in conjunction with a Board meeting.

5.	(a)	(i) Disclose whether or not the board has adopted a written code for its directors, officers and employees. If the board has adopted a written code, disclose how a person or company may obtain a copy of the written code.	Yes	The Board has adopted the “PotashCorp Code of Business Conduct”. The complete text of the “PotashCorp Code of Business Conduct”, as well as other governance related documents, can be found at www.potashcorp.com and are available in print to any shareholder who requests them.

(ii) Describe how the board monitors compliance with its code, or if the board does not monitor compliance, explain whether and how the board ensures compliance with its code.	Yes	The Audit Committee reviews the process for communicating the “PotashCorp Code of Business Conduct” to the Corporation’s personnel, and for monitoring compliance therewith.

The Board, through the Audit Committee, receives regular reports from management directly responsible for compliance-related matters (the General Counsel, Vice President Internal Audit and Senior Vice President Administration). In addition, annual compliance sign offs are sought from each employee. The Board, through the Audit Committee Chair, also receives reports of all financial or accounting issues raised through the Corporation’s anonymous toll-free hotline.

MANAGEMENT PROXY CIRCULAR │ Appendix A

PotashCorp
Disclosure Requirement under Form 58-101F1		Compliance	Comments & Discussion

	(iii) If the board has adopted a written code, provide a cross-reference to any material change report filed since the beginning of the issuer’s most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.	Yes	The Corporation has not filed any material change reports since the beginning of the 2005 financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the “PotashCorp Code of Business Conduct”. Pursuant to the “PotashCorp Governance Principles”, no waiver of the application of the “PotashCorp Code of Business Conduct” to directors or senior officers is permitted.

(b)	Describe any steps the board takes to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.	Yes	Pursuant to the “PotashCorp Governance Principles”, each director of the Corporation must possess and exhibit the highest degree of integrity, professionalism and values, and must never be in a conflict of interest with the Corporation. A director who has a conflict of interest regarding any particular matter under consideration should advise the Board, refrain from debate on the matter and abstain from any vote regarding it. The Board has also developed categorical independence standards to assist it in determining when individual directors are free from conflicts of interests and are exercising independent judgment in discharging their responsibilities. All directors and senior officers are bound by the “PotashCorp Code of Business Conduct” and no waiver of the application of that Code to directors or senior officers is permitted.

(c)	Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.	Yes	The Corporation’s “Statement of Core Values and Code of Business Conduct” was distributed to all employees in September 2003 and is reinforced with on-line training programs. In late 2005, staff employees were required to complete an on-line training module regarding corporate ethics. At the end of 2005, all employees were asked to sign a written confirmation of their compliance with the Code.

MANAGEMENT PROXY CIRCULAR │ Appendix A

PotashCorp
Disclosure Requirement under Form 58-101F1		Compliance	Comments & Discussion

6.	(a)	Describe the process by which the board identifies new candidates for board nomination.	Yes	The Corporate Governance and Nominating Committee (the “CG&N Committee”) is responsible for recruiting and proposing to the full Board new nominees for directors. The CG&N Committee, in the discharge of its duties:

(a)  in consultation with the Board and Chief Executive Officer and, on an ongoing basis, identifies the mix of expertise and qualities required for the Board;

(b)  assesses the attributes new directors should have for the appropriate mix to be maintained;

(c)  in consultation with the Board and Chief Executive Officer and, on an ongoing basis, maintains a database of potential candidates;

(d)  has implemented a procedure to identify, with as much advance notice as practicable, impending Board vacancies, so as to allow sufficient time for recruitment and for introduction of proposed nominees to the existing Board;

(e)  develops a “short-list” of candidates and arranges for each candidate to meet with the CG&N Committee, the Board Chair and the Chief Executive Officer;

(f)  recommends to the Board as a whole proposed nominee(s) and arranges for their introduction to as many Board members as practicable;

(g)  ensures that prospective candidates are informed of the degree of energy and commitment the Corporation expects of its directors; and

(h) encourages diversity in the composition of the Board.

(b)	Disclose whether or not the board has a nominating committee composed entirely of independent directors. If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.	Yes	The Corporation has a standing Corporate Governance and Nominating Committee (the “CG&N Committee”).

Each of the five directors who comprise the CG&N Committee is independent. Please refer to “Director Independence and Other Relationships” and the “Report on Corporate Governance and Nominating Matters” sections of this Management Proxy Circular for additional information.

(c)	If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.	Yes	The responsibilities, powers and operation of the CG&N Committee are set out in its Charter, which is available on the Corporation’s website at www.potashcorp.com. Pursuant to the CG&N Committee Charter, the purpose of the CG&N Committee is to identify the individuals qualified to become members of the Board, to recommend to the Board nominees for election to the Board at each annual meeting of shareholders or to fill vacancies on the Board and to address related matters. Please refer to the “Report on Corporate Governance and Nominating Matters” section of this Management Proxy Circular for additional information.

MANAGEMENT PROXY CIRCULAR │ Appendix A

PotashCorp
Disclosure Requirement under Form 58-101F1			Compliance	Comments & Discussion

7.	(a)	Describe the process by which the board determines the compensation for your company’s directors and officers.	Yes	Director and officer compensation is established on the advice of independent consultants, with a view to establishing target compensation at the median of the applicable comparator group. Please refer to the “Report of the Compensation Committee and Compensation Discussion and Analysis” and the “Compensation/Attendance of Directors” sections of this Management Proxy Circular, as well as the response to 7(d) below for additional information.

	(b)	Disclose whether or not the board has a compensation committee composed entirely of independent directors. If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.	Yes	The Corporation has a standing Compensation Committee. Each of the four directors who comprise the Compensation Committee is independent. Please refer to the “Director Independence and Other Relationships” and “Report of the Compensation Committee and Compensation Discussion and Analysis” sections of this Management Proxy Circular for additional information.

	(c)	If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.	Yes	The responsibilities, powers and operation of the Compensation Committee are set out in its charter, which is available on the Corporation’s website at www.potashcorp.com. Pursuant to the Compensation Committee Charter, the purpose of the Compensation Committee is to carry out the Board’s responsibility for (i) executive compensation (including philosophy and programs); (ii) management development and succession; (iii) Board compensation; and (iv) broadly applicable compensation and benefit programs. Please refer to the “Report of the Compensation Committee and Compensation Discussion and Analysis” section of this Management Proxy Circular for additional information.

MANAGEMENT PROXY CIRCULAR │ Appendix A

PotashCorp
Disclosure Requirement under Form 58-101F1	Compliance	Comments & Discussion

(d) If a compensation consultant or advisor has, at any time since the beginning of the issuer’s most recently completed financial year, been retained to assist in determining compensation for any of the issuer’s directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained. If the consultant or advisor has been retained to perform any other work for the issuer, state that fact and briefly describe the nature of the work.	Yes	The Compensation Committee of the Board of Directors engaged Hewitt Associates, executive compensation consultants, during 2005 for research, survey information and design expertise in reviewing certain executive and director compensation programs. This work has included director pay analysis, performance stock option plan design and executive compensation analysis. Also in 2005, the Committee engaged the services of Watson Wyatt executive compensation consultants to provide input and a second opinion on the competitiveness of program design and award values. Hewitt Associates has historically performed other human resources consulting services for the Corporation, including actuarial consulting, employee benefits design, finance consulting and recordkeeping services. The Committee has adopted the corporate governance best practice of retaining independent executive compensation consulting services and conducted a process during the summer of 2005 to select an independent consulting firm to replace Hewitt Associates as executive compensation consultant to the Committee. The Committee evaluated four consulting firms and selected Watson Wyatt as the replacement consultant, based in part on the positive experience in delivering the review services earlier in the year, on their expertise in both Canadian and U.S. compensation regulation and practices and on their depth of available compensation consulting services. Watson Wyatt does not perform any other consulting services for the Corporation. The Committee will continue to use Hewitt Associates’ proprietary Total Compensation Measurement data services to provide specific competitive data for selected executive and director positions for some period of transition, but this information has been and will continue to be supplemented with other compensation survey data available through Watson Wyatt consulting.

8. If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.	Yes	In addition to the Audit Committee, Compensation Committee and CG&N Committee, the Board also has an Executive Committee and a Safety, Health and Environment Committee. The Executive Committee is delegated all powers of the Board in respect of the business and affairs of the Corporation during the intervals between meetings of the Board, except only such powers specified in subsection 115(3) of the Canada Business Corporations Act in all cases in which specific directions shall not have been given by the Board. The Executive Committee rarely exercises such powers and did not meet in 2005. The Safety, Health and Environment Committee assists the Board to review and recommend for approval policies, management systems and performance with respect to safety, health and environment matters affecting the Corporation.

MANAGEMENT PROXY CIRCULAR │ Appendix A

PotashCorp
Disclosure Requirement under Form 58-101F1	Compliance	Comments & Discussion

9. Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments. If assessments are not regularly conducted, describe how the board satisfies itself that it, its committees, and individual directors are performing effectively.	Yes	Pursuant to the “PotashCorp Governance Principles”, which is available on the Corporation’s website, the Board has adopted the following five-part effectiveness evaluation program:

1.   Annual Board Assessment by all Members of the Board

Each year Board members complete a detailed questionnaire which a) provides for quantitative ratings in key areas, and b) seeks subjective comment in each of those areas. The questionnaire is administered by the Corporate Secretary. Responses are reviewed by the Corporate Secretary and the Chair of the CG&N Committee. A summary report is then prepared and provided to the Board Chair, the CG&N Committee and the Chief Executive Officer and then reported to the full Board by the CG&N Committee Chair. Attribution of comments to individual directors in the summary report is made only if authorized by that director. In assessing the responses to the questionnaire, the focus is on continuous improvement. Matters requiring follow-up are identified, action plans are developed and there is ongoing monitoring by the CG&N Committee to ensure satisfactory results. As part of the annual Board assessment, the Board reviews and considers any proposed changes to the Board Charter.

2.   Annual Assessment of each Committee* by Members of that Committee

Each year members of each Committee* complete a detailed questionnaire designed to allow Committee members to evaluate how well each Committee is operating and to make suggestions for improvement. The questionnaire is administered by the Corporate Secretary who receives responses and reviews them with the appropriate Committee Chair. A summary report is then prepared and provided to the Board Chair, the Chair of the CG&N Committee, the appropriate Committee and the Chief Executive Officer and then reported to the full Board by the appropriate Committee Chair. As part of the annual Committee assessment, the Board reviews and considers any proposed changes to the Committee Charters.

As with the Board assessment, the focus is on continuous improvement. Chairs of each Committee are expected to follow up on matters raised in the Committee assessments and take such action as appropriate.

* Each of the Audit, Compensation, CG&N, and Safety, Health and Environment Committees participate in this process. Because of its limited activity, the Executive Committee does not.
MANAGEMENT PROXY CIRCULAR │ Appendix A

PotashCorp
Disclosure Requirement under Form 58-101F1	Compliance	Comments & Discussion

3. Annual Assessment of the Board Chair by Members of the Board

Each year members of the Board are asked to assess and comment on the discharge, by the Board Chair, of his duties. Individual responses are received by the Corporate Secretary and the Chair of the CG&N Committee. A summary report is then provided to the Board Chair and the full Board, with no attribution of comments to individual directors without their consent. As part of the annual Board Chair assessment, the Board reviews and considers any proposed changes to the Board and Executive Committee Chair position description.

4.   Annual Assessment of Each Committee Chair by Members of each Committee

Each year, members of each Committee are asked to assess and comment on the discharge, by each Committee Chair, of his or her duties. Responses are received by the Corporate Secretary and the Committee Chair under review. A summary report is then provided to the appropriate Committee and to the full Board, with no attribution of comments to individual directors without their consent. As part of the annual Committee Chair assessment, the Board reviews and considers any proposed changes to the Committee Chair position descriptions.

5.   Annual Assessment of Individual Directors

Each year during the period from May to September, the Board Chair (and, as in the opinion of the Board Chair is desirable, the Chair of the CG&N Committee) formally meets with each director individually to engage in full and frank two-way discussion of any and all issues which either wish to raise, with a focus on maximizing the contribution of each director to the Board and Committees. In completing the review, the Board Chair will employ a checklist, discuss both short term and long term goals, and establish action items to allow individual directors to enhance both his or her personal contributions and overall Board effectiveness. The Board Chair will share peer feedback with each director as appropriate and will review progress and action taken. Each director, during such formal review, shall be prepared to discuss with the Board Chair how the directors, both individually and collectively, could operate more effectively. The Board Chair will discuss the results of the individual evaluations with the Chair of the CG&N Committee and report summary findings to both that Committee and to the full Board at the November meeting.

MANAGEMENT PROXY CIRCULAR │ Appendix A

Appendix B
Resolution of Shareholders
WHEREAS the Board of Directors of Potash Corporation of Saskatchewan Inc. (the “Corporation”) has, inter alia, approved a new performance option plan (the “2006 Performance Option Plan”), a copy of which is attached as Appendix C to the Management Proxy Circular of the Corporation sent to the shareholders of the Corporation in connection with the annual and special meeting of the Corporation to be held May 4, 2006;
NOW THEREFORE, BE IT RESOLVED that:

1.	the 2006 Performance Option Plan is hereby adopted and approved by the shareholders of the Corporation; and

2.	any officer of the Corporation be and is hereby authorized and directed for and on behalf of the Corporation to do such things and to take such actions as may be necessary or desirable to carry out the intent of the foregoing resolution and the matters authorized thereby.
MANAGEMENT PROXY CIRCULAR │ Appendix B

Appendix C
2006 Performance Option Plan

1.	PURPOSE OF PLAN

Potash Corporation of Saskatchewan Inc. (the “Corporation”) by resolution of its Board of Directors (the “Board”) has established, subject to shareholder approval at the Corporation’s 2006 Annual and Special Meeting of shareholders, this Potash Corporation of Saskatchewan Inc. 2006 Performance Option Plan (the “Plan”) to support the Corporation’s compensation philosophy of providing selected employees and officers with an opportunity to: promote the growth and profitability of the Corporation; align their interests with shareholders; and earn compensation commensurate with corporate performance. The Corporation believes this Plan will directly assist in supporting the Corporation’s compensation philosophy by providing participants with the opportunity through stock options, which will vest, if at all, based on corporate performance over a three-year period, to acquire Common Shares of the Corporation (“Common Shares”).

2.	DURATION OF THIS PLAN

This Plan was adopted by the Board on February 27, 2006 to be effective as of January 1, 2006 (the “Effective Date”), subject to shareholder approval at the Corporation’s 2006 Annual and Special Meeting of shareholders, and shall remain in effect, unless sooner terminated as provided herein, until one (1) year from the Effective Date, at which time it will terminate. After this Plan is terminated, no stock options may be granted but stock options previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

3.	ADMINISTRATION

This Plan shall be administered by the Compensation Committee of the Board or any other committee designated by the Board to administer this Plan (the “Committee”). The Committee shall be responsible for administering this Plan, subject to this Section 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an employee, and the Committee, the Corporation, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be made in the Committee’s sole discretion and shall be final and binding upon the participants, the Corporation, and all other interested individuals. To the extent applicable, the Plan shall be administered with respect to optionees subject to the laws of the U.S. so as to avoid the application of penalties pursuant to Section 409A of the Internal Revenue Code.

4.	AUTHORITY OF THE COMMITTEE

The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Stock Option Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for stock options and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include adopting modifications and amendments to any Stock Option Award Agreement that are necessary to comply with the laws of the countries and other jurisdictions in which the Corporation and/or its subsidiaries operate.

5.	SHARES SUBJECT TO STOCK OPTIONS

The aggregate number of Common Shares issuable after February 27, 2006 pursuant to stock options under this Plan may not exceed 1,400,000 Common Shares. The aggregate number of Common Shares in respect of which stock options have been granted to any one person pursuant to this Plan and which remain outstanding shall not at any time exceed 300,000. The authorized limits under this Plan shall be subject to adjustment under Sections 12 and 13.

If any stock option granted under this Plan, or any portion thereof, expires or terminates for any reason without having been exercised in full, the Common Shares with respect to which such option has not been exercised shall again be available for further stock options under this Plan; provided, however, that any stock option that is granted under this Plan that does not vest as a result of a failure to satisfy the Performance Measures, shall not be again available for grant under this Plan.

6.	GRANT OF STOCK OPTIONS

From time to time the Board may designate individual officers and employees of the Corporation and its subsidiaries eligible to be granted options to purchase Common Shares and the number of Common Shares which each such person will be
MANAGEMENT PROXY CIRCULAR │ Appendix C

granted a stock option to purchase; provided that the aggregate number of Common Shares subject to such stock options may not exceed the number provided for in Section 5 of this Plan. Non-employee directors and other non-employee contractors and third party vendors are not eligible to participate in this Plan.

7.	OPTION PRICE

The option price for any option granted under this Plan to any optionee shall be fixed by the Board when the option is granted and shall be not less than the fair market value of the Common Shares at such time which, for optionees resident in the United States and any other optionees designated by the Board, shall be deemed to be the closing price per Common Share on the New York Stock Exchange on the last trading day immediately preceding the day the option is granted and, for all other optionees, shall be deemed to be the closing price per Common Share on the Toronto Stock Exchange on the last trading day immediately preceding the day the option is granted; provided that, in either case, if the Common Shares did not trade on such exchange on such day the option price shall be the closing price per share on such exchange on the last day on which the Common Shares traded on such exchange prior to the day the option is granted.

8.	VESTING OF STOCK OPTIONS

Subject to achievement of Performance Measures as certified and approved by the Audit Committee of the Board, stock options granted under this Plan will vest no later than thirty (30) days after the audited financial statements for the applicable Performance Period have been approved by the Board.

9.	PERFORMANCE MEASURES FOR VESTING OF STOCK OPTIONS

(a)	The Performance Measures which will be used to determine the degree to which stock options will vest over the three-year period beginning the first day of the fiscal year in which they are granted (the “Performance Period”) shall be cash flow return on investment (“CFROI”) and weighted average cost of debt and equity capital (“WACC”).

(i)	CFROI is the ratio of after tax operating cash flow to average gross investment over the fiscal year, calculated as A divided by B, where (1) A equals operating income plus nonrecurring or unusual items plus accrued incentive awards plus depreciation and amortization less cash taxes, and (2) B equals the average of total assets plus accumulated depreciation plus accumulated amortization less cash and cash equivalents less non interest bearing current liabilities.

(ii)	WACC is the weighted average cost of debt and equity capital, calculated as [A times the product of B divided by C] plus [D times the product of E divided by C], where (1) A equals the after-tax market yield cost of debt, (2) B equals the market value of debt less cash and cash equivalents (3) C equals the market value of debt less cash and cash equivalents, plus the market value of equity, (4) D equals the cost of equity, and (5) E equals the market value of equity.

(b)	In determining the number of stock options that will actually vest based on the degree to which the Performance Measures have been attained during the applicable Performance Period, the following chart shall be utilized which shows the three year average excess of CFROI being greater than WACC and the respective portion of the stock option that will vest:

Performance Measure	Vesting Scale

3 year average excess of	% of Stock Option
CFROI> WACC	Grant Vesting

<0%	0%
0.20%	30%
1.20%	70%
2.20%	90%
2.50%	100%

(c)	In assessing the portion of the stock options that shall vest in accordance with the above chart, the following shall be done:

(i)	Each year, the CFROI and WACC will be calculated in accordance with the definitions herein, based on the audited financial statements and approved by the Audit Committee.

(ii)	In each Performance Period, the average of the three fiscal years shall be calculated by taking the simple average of the individual years’ results.
MANAGEMENT PROXY CIRCULAR │ Appendix C

(iii)	The resulting three-year average will then be applied, using the scale above to determine the number of stock options, if any, that will vest as of the end of the Performance Period.

(iv)	For results falling between the reference points in the chart above, the level of vesting shall be mathematically interpolated between the reference points.

10.	TERMS OF STOCK OPTIONS

The period during which a stock option is exercisable may not exceed 10 years from the date the stock option is granted, and the Stock Option Award Agreement may contain provisions limiting the number of Common Shares with respect to which the stock option may be exercised in any one year. Each stock option agreement shall contain provisions to the effect that:

(a)	if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates, by reason of his or her death, or if an optionee who is a retiree pursuant to Section 10(b) dies, the legal personal representatives of the optionee will be entitled to exercise any unexercised vested options, including such stock options that may vest after the date of death, during the period ending at the end of the twelfth calendar month following the calendar month in which the optionee dies, failing which exercise the stock options terminate;

(b)	subject to the terms of Section 10(a) above, if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates, by reason of retirement in accordance with the then prevailing retirement policy of the Corporation or subsidiary, the optionee will be entitled to exercise any unexercised vested stock options, including such stock options that may vest after the date of retirement, during the period ending at the end of the 36th month following the calendar month in which the optionee retires, failing which exercise the stock options terminate;

(c)	if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates, for any reason other than as provided in Sections 10(a) or (b), the optionee will be entitled to exercise any unexercised vested stock options, to the extent exercisable at the date of such event, during the period ending at the end of the calendar month immediately following the calendar month in which the event occurs, failing which exercise the stock options terminate;

(d)	for greater certainty and for these purposes, an optionee’s employment with the Corporation or a subsidiary shall be considered to have terminated effective on the last day of the optionee’s actual and active employment with the Corporation or subsidiary whether such day is selected by agreement with the optionee or unilaterally by the Corporation or subsidiary and whether with or without advance notice to the optionee. For the avoidance of doubt, no period of notice that is given or ought to have been given under applicable law in respect of such termination of employment will be utilized in determining an optionee’s entitlement under the Plan. The employment of an optionee with the Corporation shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a person that is a subsidiary of the Corporation and such person ceases to be a subsidiary of the Corporation, unless the Committee determines otherwise; and

(e)	each stock option is personal to the optionee and is not assignable, except (i) as provided in Section 10(a), and (ii) at the election of the Board, a stock option may be assignable to the spouse, children and grandchildren of the original optionee and to a trust, partnership or limited liability company, the entire beneficial interest of which is held by one or more of the foregoing.

Nothing contained in Sections 10(a), (b) or (c) shall extend the period during which a stock option may be exercised beyond its stipulated expiration date or the date on which it is otherwise terminated in accordance with the provisions of this Plan.

If a stock option is assigned pursuant to Section 10(e)(ii), the references in Sections 10(a), (b) and (c) to the termination of employment or death of an optionee shall not relate to the assignee of a stock option but shall relate to the original optionee. In the event of such assignment, legal personal representatives of the original optionee shall not be entitled to exercise the assigned stock option, but the assignee of the stock option or the legal personal representatives of the assignee may exercise the stock option during the applicable specified period.

11.	EXERCISE OF STOCK OPTIONS

Subject to the provisions of this Plan, a vested stock option may be exercised from time to time by delivering to the Corporation at its registered office a written notice of exercise specifying the number of Common Shares with respect to which the stock option is being exercised and accompanied by payment in cash or certified cheque in full of the purchase price of the Common Shares then being purchased.
MANAGEMENT PROXY CIRCULAR │ Appendix C

12.	ADJUSTMENTS

Appropriate adjustments to the authorized limits set forth in Section 5, in the number, class and/or type of Common Shares optioned and in the option price per share, both as to stock options granted or to be granted, may be made by the Board in its discretion to give effect to adjustments in the number of Common Shares which result from subdivisions, consolidations or reclassifications of the Common Shares, the payment of share dividends by the Corporation, the reconstruction, reorganization or recapitalization of the Corporation or other relevant changes in the capital of the Corporation.

13.	MERGERS

If the Corporation proposes to amalgamate or merge with another body corporate, the Corporation shall give written notice thereof to optionees in sufficient time to enable them to exercise outstanding vested stock options, to the extent they are otherwise exercisable by their terms, prior to the effective date of such amalgamation or merger if they so elect. The Corporation shall use its best efforts to provide for the reservation and issuance by the amalgamated or continuing corporation of an appropriate number of Common Shares, with appropriate adjustments, so as to give effect to the continuance of the stock options to the extent reasonably practicable. In the event that the Board determines in good faith that such continuance is not in the circumstances practicable, it may upon 30 days’ notice to optionees terminate the stock options.

14.	CHANGE OF CONTROL

If a “change of control” of the Corporation occurs, each then outstanding stock option granted under this Plan may be exercised, in whole or in part, even if such option is not otherwise exercisable by its terms. For purposes of this Plan, a change of control of the Corporation shall be deemed to have occurred if any of the following occur, unless the Board adopts a plan after the Effective Date of this Plan that has a different definition (in which case such definition shall be applied), or the Committee decides to modify or amend the following definition through an amendment of this Plan:

(a)	within any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors whose appointment by the Board or nomination for election by shareholders of the Corporation was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(b)	there occurs an amalgamation, merger, consolidation, wind-up, reorganization or restructuring of the Corporation with or into any other entity, or a similar event or series of such events, other than any such event or series of events which results in securities of the surviving or consolidated corporation representing 50% or more of the combined voting power of the surviving or consolidated corporation’s then outstanding securities entitled to vote in the election of directors of the surviving or consolidated corporation being beneficially owned, directly or indirectly, by the persons who were the holders of the Corporation’s outstanding securities entitled to vote in the election of directors of the Corporation prior to such event or series of events in substantially the same proportions as their ownership immediately prior to such event of the Corporation’s then outstanding securities entitled to vote in the election of directors of the Corporation;

(c)	50% or more of the fixed assets (based on book value as shown on the most recent available audited annual or unaudited quarterly consolidated financial statements) of the Corporation are sold or otherwise disposed of (by liquidation, dissolution, dividend or otherwise) in one transaction or series of transactions within any twelve month period;

(d)	any party, including persons acting jointly or in concert with that party, becomes (through a take-over bid or otherwise) the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities entitled to vote in the election of directors of the Corporation, unless in any particular situation the Board determines in advance of such event that such event shall not constitute a change of control; or

(e)	the Board approves and/or recommends that shareholders accept, approve or adopt any transaction that would constitute a change of control under clause (b), (c) or (d) above and determines that the change of control resulting from such transaction will be deemed to have occurred as of a specified date earlier than the date under (b), (c) or (d), as applicable.

15.	AMENDMENT OR DISCONTINUANCE OF THIS PLAN

The Board may amend or discontinue the Plan at any time but, subject to Sections 12, 13, and 14, no such amendment may increase the aggregate maximum number of Common Shares that may be subject to stock options under this Plan, change the manner of determining the minimum option price, extend the option period under any option beyond 10 years or, without the consent of the holder of the option, alter or impair any option previously granted to an optionee under this Plan; and, provided
MANAGEMENT PROXY CIRCULAR │ Appendix C

further, that, without the prior approval of the Corporation’s shareholders, stock options issued under this Plan shall not be repriced, replaced, or regranted through cancellation, or by lowering the option price of a previously granted stock option. Pre-clearance of the Toronto Stock Exchange of amendments to the Plan will be required to the extent provided under the relevant rules of the Toronto Stock Exchange.

16.	EVIDENCE OF STOCK OPTIONS

Each stock option granted under this Plan shall be evidenced by a written stock option agreement between the Corporation and the optionee which shall give effect to the provisions of this Plan and include such other terms as the Committee shall determine (“Stock Option Award Agreement”).

17.	WITHHOLDING

To the extent that the Corporation is required to withhold federal, provincial, state, local or foreign taxes in connection with any payment made or benefit realized by an optionee or other person hereunder, and the amounts available to the Corporation for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the optionee or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. Participants shall also make such arrangements in connection with the disposition of Common Shares acquired upon the exercise of option rights with respect to this Plan.
MANAGEMENT PROXY CIRCULAR │ Appendix C

Appendix D
Board of Directors Charter
1.   PURPOSE AND ROLE

The Board of Directors (the “Board”) of Potash Corporation of Saskatchewan Inc. (the “Corporation”) is responsible for the stewardship and oversight of the management of the Corporation and its global business. It has the statutory authority and obligation to protect and enhance the assets of the Corporation in the interest of all shareholders.

Although Directors may be elected by the shareholders to bring special expertise or a point of view to Board deliberations, they are not chosen to represent a particular constituency. The best interests of the Corporation and its shareholders must be paramount at all times.

The involvement and commitment of Directors is evidenced by regular Board and Committee meeting attendance, preparation, and active participation in setting goals and requiring performance in the interest of shareholders.
2.   COMPOSITION

The Board shall be comprised of that number of Directors as shall be determined from time to time by the Board, in accordance with the Corporation’s articles, bylaws and applicable laws.
3.   MEETINGS

The time at which and place where the meetings of the Board shall be held and the calling of the meetings and procedure in all things at such meetings shall be determined by the Board in accordance with the Corporation’s articles, bylaws and applicable laws.

The agenda for each Board meeting shall be established by the CEO and the Board Chair, taking into account suggestions from other members of the Board. Meeting materials and information shall be distributed in advance of each meeting so as to provide adequate time for review. The Board has a policy of holding one meeting each year at one of the Corporation’s operating facilities. Site visits by the Board and meetings with senior management of the facility are incorporated into the itinerary.

Directors are expected to attend, in person or via tele- or video-conference, all meetings of the Board and the Committees upon which they serve, to come to such meetings fully prepared, and to remain in attendance for the duration of the meeting. Where a Director’s absence from a meeting is unavoidable, the Director should, as soon as practicable after the meeting, contact the Board Chair, the CEO, or the Corporate Secretary for a briefing on the substantive elements of the meeting.
4.   CHAIR

The Chair of the Board shall have the duties and responsibilities set forth in the “Chair of the Board of Directors and Executive Committee Position Description.”
5.   RESPONSIBILITIES

The Board operates by delegating certain of its responsibilities to management and reserving certain powers to itself. Its principal duties fall into six categories:

▪	Overseeing and approving on an ongoing basis the Corporation’s business strategy and strategic planning process;

▪	Selection of the management;

▪	Setting goals and standards for management, monitoring their performance and taking corrective action where necessary;

▪	Approving policies, procedures and systems for implementing strategy, managing risk, and ensuring the integrity of the Corporation’s internal control and management information systems;

▪	Adopting a communications policy and reporting to shareholders on the performance of the business;

▪	Approval and completion of routine legal requirements.
MANAGEMENT PROXY CIRCULAR │ Appendix D

          5.1 Strategy Determination

(a)	The Board has the responsibility to participate, as a whole and through its Committees, in identifying the objectives and goals of the business as well as the associated risks, and the strategy by which it proposes to reach those goals and mitigate such risks. The Board shall adopt a strategic planning process and shall approve, on an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of the business.

(b)	The Board has the responsibility to ensure congruence between shareholder expectations, company plans and management performance.
          5.2 Selection of the Management

(a)	The Board retains the responsibility for managing its own affairs, including planning its composition, selecting its Chair, nominating candidates for election to the Board, appointing Committees and determining Director compensation.

(b)	The Board has the responsibility for the appointment and replacement of a Chief Executive Officer (“CEO”) of the Corporation, for monitoring CEO performance, determining CEO compensation, and providing advice and counsel in the execution of the CEO’s duties.

(c)	The Board has the responsibility for approving the appointment and remuneration of all corporate officers, acting upon the advice of the CEO.

(d)	The Board has the responsibility for, to the extent feasible, satisfying itself as to the integrity of the CEO and the other executive officers and that the CEO and other executive officers create a culture of integrity throughout the Corporation.

(e)	The Board has the responsibility for ensuring that adequate provision has been made for management succession (including appointing, training and monitoring senior management).
          5.3 Monitoring and Acting

(a)	The Board has the responsibility for monitoring the Corporation’s progress towards its goals, and revising and altering its direction in light of changing circumstances.

(b)	The Board has the responsibility for taking action when performance falls short of its goals or when other special circumstances (for example mergers and acquisitions or changes in control) warrant it.
          5.4 Policies and Procedures

(a)	The Board has the responsibility for developing the Corporation’s approach to corporate governance, including developing a set of corporate governance principles and guidelines that are specifically applicable to the Corporation.

(b)	The Board has the responsibility for approving and monitoring compliance with all significant policies, procedures and internal control and management systems by which the Corporation is operated.

(c)	The Board has responsibility for ensuring that the Corporation operates at all times within applicable laws and regulations, and to high ethical and moral standards.
          5.5 Reporting to Shareholders

(a)	The Board has the responsibility for adopting a communications policy for the Corporation, including adopting measures for receiving feedback from stakeholders.

(b)	The Board has the responsibility for ensuring that the financial performance of the Corporation is reported to shareholders on a timely, regular and non-selective basis.

(c)	The Board has the responsibility for ensuring that the financial results are reported fairly, and in accordance with generally accepted accounting principles.

(d)	The Board has the responsibility for timely and non-selective reporting of any other developments that have a significant and material impact on the value of the shareholders’ assets.

(e)	The Board has the responsibility for reporting annually to shareholders on its stewardship for the preceding year.

(f)	The Board has the responsibility for approving any payment of dividends to shareholders.
MANAGEMENT PROXY CIRCULAR │ Appendix D

          5.6 Legal Requirements

(a)	The Board is responsible for ensuring that legal requirements, documents and records have been properly prepared, approved and maintained.
          5.7 Other

(a)	On an annual basis, this Board Charter shall be reviewed and assessed, and any proposed changes shall be submitted to the Board for consideration.

(b)	Any security holder may contact the Board by email or by writing to the Board c/o the Corporate Secretary. Matters relating to the Corporation’s accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Other matters will be referred to the Board Chair.
MANAGEMENT PROXY CIRCULAR │ Appendix D

Appendix E
Audit Committee Charter
1.   PURPOSE

1.1	The Audit Committee (the “Committee”) is a standing committee of the Board of Directors of Potash Corporation of Saskatchewan Inc. (the “Corporation”). Its purpose is to assist the Board of Directors in fulfilling its oversight responsibilities for (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the auditors of the Corporation (the “external auditors”), and (iv) the performance of the Corporation’s internal audit function and external auditors. The Committee will also prepare the report that is, under applicable legislation and regulation, required to be included in the Corporation’s annual proxy statement and circular.
2.   AUTHORITY

2.1	The Committee has authority to conduct or authorize investigations into any matter within its scope of responsibility. It is empowered to:

(a)	Determine the public accounting firm to be recommended to the Corporation’s shareholders for appointment as external auditors, and, subject to applicable law, be directly responsible for the compensation and oversight of the work of the external auditors. The external auditors will report directly to the Committee.

(b)	Resolve any disagreements between management and the external auditors regarding financial reporting.

(c)	Pre-approve all auditing and permitted non-audit services performed by the Corporation’s external auditors.

(d)	Retain independent counsel, accountants, or others to advise the Committee or assist in its duties.

(e)	Seek any information it requires from employees – all of whom are directed to cooperate with the Committee’s requests – or external parties.

(f)	Meet with Corporation officers, external auditors or outside counsel, as necessary.

(g)	Delegate authority, to the extent permitted by applicable legislation and regulation, to one or more designated members of the Committee, including the authority to pre-approve all auditing and permitted non-audit services, providing that such decisions are presented to the full Committee at its next scheduled meeting.
3.   COMPOSITION

3.1	The Committee shall consist of at least three and no more than six members of the Board of Directors.

3.2	The Corporate Governance and Nominating Committee will recommend to the Board of Directors members for appointment to the Committee and the Chair of the Committee. Only independent Directors shall be entitled to vote on any Board resolution approving such recommendations.

3.3	If and whenever a vacancy shall exist on the Committee, the remaining members may exercise all its powers so long as a quorum remains in office.

3.4	Each Committee member shall be independent according to the independence standards established by the Board of Directors, and all applicable corporate and securities laws and stock exchange listing standards.

3.5	Each Committee member will also be financially literate. At least one member shall be designated as the “financial expert”, as defined by applicable legislation and regulation. No Committee member shall simultaneously serve on the audit committees of more than two other public companies.
4.   MEETINGS

4.1	A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. All Committee members are expected to attend each meeting, in person or via tele- or video-conference. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.
MANAGEMENT PROXY CIRCULAR │ Appendix E

4.2	The Committee will meet at least once each fiscal quarter, with authority to convene additional meetings, as circumstances require. The Committee will invite other members of the Board of Directors, members of management, internal auditors or others to attend meetings and provide pertinent information, as necessary. External auditors shall be entitled to receive notice of every meeting of the Committee and to attend and be heard thereat. The Committee will meet separately, periodically, with management, with internal audit and with external auditors. The Committee will also meet periodically in camera. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials.

4.3	The time at which and place where the meetings of the Committee shall be held and the calling of meetings and the procedure in all things at such meetings shall be determined by the Committee; provided that meetings of the Committee shall be convened whenever requested by the external auditors or any member of the Committee in accordance with the Canada Business Corporations Act. Following a Committee meeting, the Committee Chair shall report on the Committee’s activities to the Board of Directors at the next Board of Directors meeting. The Committee shall keep and approve minutes of its meetings in which shall be recorded all action taken by it, which minutes shall be available as soon as practicable to the Board of Directors.
5.   CHAIR

5.1	The Chair of the Committee shall have the duties and responsibilities set forth in Appendix “A”.
6.   RESPONSIBILITIES

There is hereby delegated to the Committee the duties and powers specified in section 171 of the Canada Business Corporations Act and, without limiting these duties and powers, the Committee will carry out the following responsibilities.
          6.1 Financial Statements

(a)	Review significant accounting and reporting issues and understand their impact on the financial statements. These issues include:

(i)	complex or unusual transactions and highly judgmental areas;

(ii)	major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles; and

(iii)	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

(b)	Review analyses prepared by management and/or the external auditors, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

(c)	Review both U.S. GAAP and Canadian GAAP issues and any reconciliation issues from Canadian GAAP to U.S. GAAP.

(d)	Review with management and the external auditors the results of the audit, including any difficulties encountered. This review will include any restrictions on the scope of the external auditors’ activities or on access to requested information, and any significant disagreements with management.

(e)	Review and discuss the annual audited financial statements and quarterly financial statements with management and the external auditors, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”), including the discussion of critical accounting estimates included therein.

(f)	Review and discuss the unaudited annual financial statements prior to the Corporation’s year-end earnings release.

(g)	Review the annual financial statements and MD&A and make a determination whether to recommend their approval by the Board of Directors.

(h)	Approve the quarterly financial statements and MD&A prior to their release.

(i)	Review disclosures made by the Chief Executive Officer and the Chief Financial Officer during the Forms 10-K and 10-Q certification process about significant deficiencies or material weaknesses in the design or operation of
MANAGEMENT PROXY CIRCULAR │ Appendix E

internal controls or any fraud that involves management or other employees who have a significant role in the Corporation’s internal controls.

(j)	Discuss earnings press releases (particularly use of “pro forma” information or other non-GAAP financial measures), as well as financial information and earnings guidance provided externally, including to analysts and rating agencies. This review may be general (i.e., the types of information to be disclosed and the type of presentations to be made). The Committee does not need to discuss each release in advance.

(k)	Review management’s internal control report and the related attestation report of the external auditors when required by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

          6.2 Internal Control

(a)	Consider the effectiveness of the Corporation’s internal control system, including information technology security and control.

(b)	Understand the scope of internal audit’s and external auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

(c)	Review external auditors’ management letters and management’s responses to such letters.

(d)	As requested by the Board of Directors, discuss with management, internal audit and the external auditors the Corporation’s major risk exposures (whether financial, operational or otherwise), the adequacy and effectiveness of the accounting and financial controls, and the steps management has taken to monitor and control such exposures.

(e)	Annually review the Corporation’s disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

(f)	Discuss with the Chief Financial Officer and, as is in the Committee’s opinion appropriate, the Chief Executive Officer, all elements of the certification required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act which duties may be discharged through the participation by the Chair of the Committee in the quarterly Sarbanes-Oxley Due Diligence Conference Call meeting.
          6.3 Internal Audit

(a)	Review with management, the external auditors and internal audit the charter, plans, activities, staffing and organizational structure of the internal audit function.

(b)	Ensure there are no unjustified restrictions or limitations on the functioning of the internal audit department, and review and concur in the appointment, replacement, or dismissal of the Vice President, Internal Audit.

(c)	Review the effectiveness of the internal audit function, including compliance with The Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing.

(d)	On a regular basis, meet separately with the Vice President, Internal Audit to discuss any matters that the Committee or the Vice President, Internal Audit believes should be discussed privately.
          6.4 External Audit

(a)	Review the external auditors’ proposed audit scope and approach, (including coordination of audit effort with internal audit) and budget.

(b)	Review the performance of the external auditors, and exercise final approval on the recommendation to shareholders regarding the appointment or discharge of the external auditors. In performing this review, the Committee will:

(i)	At least annually, obtain and review a report by the external auditors describing (i) the external auditors’ internal quality control procedures; (ii) any material issues raised by the most recent internal quality control review, or peer review, of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues; and (iii) (to assess the auditor’s independence) all relationships between the external auditors and the Corporation.

(ii)	Take into account the opinions of management and internal audit.
MANAGEMENT PROXY CIRCULAR │ Appendix E

(iii)	Review and evaluate the lead partner of the external auditors.

(c)	On an annual basis receive and review from the external auditors a report on items required to be communicated to the Committee by Audit Guideline 11 of the Canadian Institute of Chartered Accountants.

(d)	Ensure the rotation of the lead audit partner every five years and other audit partners every seven years, and consider whether there should be regular rotation of the audit firm itself.

(e)	Present its conclusions with respect to the external auditors to the full Board of Directors.

(f)	Set clear hiring policies for employees or former employees of the external auditors.

(g)	On a regular basis, meet separately with the external auditors to discuss any matters that the Committee or external auditors believe should be discussed privately.
          6.5 Compliance

(a)	Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of non-compliance.

(b)	Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

(c)	Review the findings of any examinations by regulatory agencies, and any external auditors observations made regarding those findings.

(d)	Review the process for communicating the Code of Conduct to Corporation personnel, and for monitoring compliance therewith.

(e)	Obtain regular updates from management and Corporation legal counsel regarding compliance matters.
          6.6 Reporting Responsibilities

(a)	Regularly report to the Board of Directors about Committee activities and issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s external auditors, and the performance of the internal audit function.

(b)	Provide an open avenue of communication between internal audit, the external auditors, and the Board of Directors.

(c)	Report annually to shareholders, describing the Committee’s composition, responsibilities and how they were discharged, and any other information required by applicable legislation or regulation, including approval of non-audit services.

(d)	Review any other reports the Corporation issues that relate to Committee responsibilities.
          6.7 Other Responsibilities

(a)	Discuss with management the Corporation’s major policies with respect to risk assessment and risk management.

(b)	Perform other activities related to this Committee Charter as requested by the Board of Directors.

(c)	Institute and oversee special investigations as needed.

(d)	Ensure appropriate disclosure of this Committee Charter as may be required by applicable legislation or regulation.

(e)	Confirm annually that all responsibilities outlined in this Committee Charter have been carried out.

(f)	Receive and review, at least quarterly, a report prepared by the Corporation’s Natural Gas Hedging Committee and, if the Corporation’s hedged position is outside approved guidelines, determine the reasons for the deviation and any action which will be taken as a result.

(g)	Annually review the Corporation’s natural gas hedging policy.

(h)	Receive and review, at least annually and in conjunction with the Compensation Committee, a report on pension plan governance including a fund review and retirement plan accruals.
MANAGEMENT PROXY CIRCULAR │ Appendix E

7.   FUNDING

7.1	The Corporation shall provide for appropriate funding, as determined by the Committee, for (i) compensation to the external auditors for the purpose of preparing or issuing an audit report or performing other audit review or attest services as pre-approved by the Committee; (ii) compensation to any outside experts employed by the Committee; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
8.   OTHER

8.1	The Committee shall conduct an evaluation of the Committee’s performance and this Audit Committee Charter, including Appendix “A” attached hereto, at least annually, and recommend to the Board of Directors such Committee Charter changes as the Committee deems appropriate.

8.2	Authority to make minor technical amendments to this Committee Charter is hereby delegated to the Secretary of the Corporation who will report any amendments to the Board of Directors at its next meeting.
APPENDIX “A”
POTASH CORPORATION OF SASKATCHEWAN INC.
Audit Committee Chair Position Description
In addition to the duties and responsibilities set out in the Board of Directors Charter and any other applicable charter, mandate or position description, the chair (the “Chair”) of the Audit Committee (the “Committee”) of Potash Corporation of Saskatchewan Inc. (the “Corporation”) has the duties and responsibilities described below.

1.	Provide overall leadership to facilitate the effective functioning of the Committee, including:

(a)	overseeing the structure, composition, membership and activities delegated to the Committee;

(b)	chairing every meeting of the Committee and encouraging free and open discussion at meetings of the Committee;

(c)	scheduling and setting the agenda for Committee meetings with input from other Committee members, the Chair of the Board of Directors and management as appropriate;

(d)	facilitating the timely, accurate and proper flow of information to and from the Committee;

(e)	arranging for management, internal and external auditors and others to attend and present at Committee meetings as appropriate;

(f)	arranging sufficient time during Committee meetings to fully discuss agenda items;

(g)	encouraging Committee members to ask questions and express viewpoints during meetings; and

(h)	taking all other reasonable steps to ensure that the responsibilities and duties of the Committee, as outlined in its Charter, are well understood by the Committee members and executed as effectively as possible.

2.	Foster ethical and responsible decision making by the Committee and its individual members.

3.	Encourage the Committee to meet in separate, regularly scheduled, non-management, closed sessions with the internal auditor and the independent auditors.

4.	Following each meeting of the Committee, report to the Board of Directors on the activities, findings and any recommendations of the Committee.

5.	Carry out such other duties as may reasonably be requested by the Board of Directors.
MANAGEMENT PROXY CIRCULAR │ Appendix E

PRINTED IN CANADA
Potash Corporation
of Saskatchewan Inc.

Potash Corporation of Saskatchewan Inc.	Proxy

For use at the Annual and Special Meeting
of Shareholders to be held on May 4, 2006.
THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT OF THE CORPORATION.
The undersigned holder of common shares (“Shares”) of Potash Corporation of Saskatchewan Inc. (the “Corporation”) hereby appoints Dallas J. Howe, Board Chair, or failing him, William J. Doyle, President and Chief Executive Officer, or failing him, Wayne R. Brownlee, Executive Vice President, Treasurer and Chief Financial Officer, or failing him, Joseph A. Podwika, Secretary, or instead of any of the foregoing, as proxy for the undersigned to attend, vote and act for and on behalf of the undersigned at the annual and special meeting of shareholders of the Corporation to be held:

Thursday, the 4th day of May, 2006 (the “Meeting”)
10:30 a.m. (local time)
Adam Ballroom
Delta Bessborough
601 Spadina Crescent East
Saskatoon, Saskatchewan, Canada
and at any adjournments thereof, and hereby revokes any proxy previously given by the undersigned.

1.	A shareholder has the right to appoint a person who need not be a shareholder, to represent him and to attend and act on his behalf at the Meeting, other than the nominees designated above, and may exercise such right by inserting the name of his nominee in the space provided above for that purpose.

2.	The Shares represented by this proxy will be voted in accordance with any choice specified in this proxy. If no specification is made, the persons named above will vote such Shares FOR the election of the directors named in this proxy, FOR the appointment of Deloitte & Touche LLP as auditors of the Corporation and FOR the resolution (attached as Appendix B to the accompanying Management Proxy Circular) approving the adoption of a new performance option plan, the full text of which is attached as Appendix C to the accompanying Management Proxy Circular. This proxy confers authority to vote in the proxyholder’s discretion with respect to amendments to matters identified in the accompanying Notice of Meeting and with respect to other matters that may properly come before the Meeting.

3.	If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed by the Corporation.

4.	Reference is made to the accompanying Management Proxy Circular of the Corporation for further information regarding the completion and use of this proxy and other information pertaining to the Meeting.
Without limiting the general powers hereby conferred, the Shares represented by this proxy are to be:

1.	Voted FOR, or WITHHELD FROM VOTING, the nominees for directors listed below.
		For	Withhold		For	Withhold
	(01) F. J. Blesi			(07) J. J. McCaig
	(02) W. J. Doyle			(08) M. Mogford
	(03) J. W. Estey			(09) P. J. Schoenhals
	(04) W. Fetzer III			(10) E. R. Stromberg
	(05) D. J. Howe			(11) J. G. Vicq
	(06) A. D. Laberge			(12) E. Viyella de Paliza

		For	Withhold
2.	Voted FOR, or WITHHELD FROM VOTING, on the appointment of Deloitte & Touche LLP as auditors of the Corporation.
		For	Against
3.	Voted FOR or AGAINST the resolution (attached as Appendix B to the accompanying Management Proxy Circular) approving the adoption of a new performance option plan, the full text of which is attached as Appendix C to the accompanying Management Proxy Circular.
Dated the _______________  day of _________________________  2006.

Name of Shareholder	Signature of Shareholder